Exhibit 4.1
EXECUTION COPY

BOARDRIDERS S.A.,
as Issuer,
QUIKSILVER, INC.,
as Guarantor,
THE SUBSIDIARY GUARANTORS PARTIES
HERETO,
DEUTSCHE TRUSTEE COMPANY LIMITED,
as Trustee,
DEUTSCHE BANK LUXEMBOURG S.A.,
as Registrar and Transfer Agent,
and
DEUTSCHE BANK AG, LONDON BRANCH,
as Principal Paying Agent and Common Depositary
8.875% Senior Notes due 2017

INDENTURE
Dated as of December 10, 2010

Page
SECTION 11.2. Certificate and Opinion as to Conditions Precedent	104

SECTION 11.3. Statements Required in Certificate or Opinion	105

SECTION 11.4. When Notes Disregarded	105

SECTION 11.5. Rules by Trustee, Paying Agent and Registrar	105

SECTION 11.6. Legal Holidays	105

SECTION 11.7. Governing Law	106

SECTION 11.8. Consent to Jurisdiction and Service	106

SECTION 11.9. No Recourse Against Others	106

SECTION 11.10. Successors	106

SECTION 11.11. Multiple Originals	106

SECTION 11.12. Variable Provisions	107

SECTION 11.13. Table of Contents; Headings	107

EXHIBITS

EXHIBIT A Form of the Note
EXHIBIT B Form of Notation of Guarantee
EXHIBIT C Form of Indenture Supplement to Add Subsidiary Guarantors
EXHIBIT D Form of Power of Attorney

     INDENTURE dated as of December 10, 2010 among Boardriders S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 156999 (the “Issuer”), Quiksilver, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined herein), Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank Luxembourg S.A., as Registrar and Transfer Agent (as defined herein), and Deutsche Bank AG, London Branch, as Principal Paying Agent and Common Depositary (as defined herein).
Recitals Of The Issuer
     The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) the Issuer’s 8.875% Senior Notes due 2017, issued on the Issue Date (the “Initial Notes”) and the guarantee thereof by the Company and the Subsidiary Guarantors and (ii) if and when issued, an unlimited principal amount of additional 8.875% Senior Notes due 2017 that may be offered from time to time subsequent to the Issue Date in a non-registered offering (the “Additional Notes” and, together with the Initial Notes, the “Notes”) and the guarantee thereof by the Company and certain of the Company’s Subsidiaries. €200,000,000 in aggregate principal amount of Initial Notes shall be initially issued on the date hereof.
     Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:
ARTICLE I
Definitions and Incorporation by Reference
     SECTION 1.1. Definitions.
     “Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
     “Additional Assets” means (i) any property, long-term assets (other than Indebtedness and Capital Stock) or all or substantially all of a company, division, operating unit, segment, business or line of business to be used by the Issuer, the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer, the Company or a Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agents” means the Registrar or Transfer Agent and the Paying Agent.
     “Applicable Premium” means, with respect to a Note on any Redemption Date, the excess of (i) the present value on such Redemption Date of (A) the redemption price of such Note on December 15, 2014 (such redemption price being that specified in paragraph 5 of the form of Notes set forth in Exhibit A hereto), plus (B) all required remaining scheduled interest payments due on such Note through December 15, 2014, computed using a discount rate equal to the Bund Rate plus 50 basis points, over (ii) the then outstanding principal amount of such Note. Calculation of the Applicable Premium will not be a duty or obligation of the Trustee or Paying Agent.
     “Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer, the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
     Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions: (i) a disposition by a Restricted Subsidiary to the Issuer or the Company, by the Issuer to the Company, by the Company to the Issuer or by the Issuer, the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; (ii) the sale of cash or Cash Equivalents in the ordinary course of business; (iii) a disposition of inventory in the ordinary course of business; (iv) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the Issuer’s, the Company’s and/or its Restricted Subsidiaries’ business and that is disposed of in each case in the ordinary course of business; (v) transactions permitted under Article IV; (vi) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Issuer, to the Company or to a Wholly Owned Subsidiary (other than a Receivables Entity); (vii) for purposes of Section 3.7 only, the making of a Permitted Investment or a disposition permitted under Section 3.4; (viii) sales or transfers of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, or in connection with other types of receivables financing (including the sale or transfer to a financial institution of accounts receivable and related assets); (ix) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value (as determined in good faith by the Company) of less than $5,000,000; (x) dispositions in connection with Permitted Liens; (xi) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (xii) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business, which do not materially interfere with the business of the Issuer, the Company and its Restricted Subsidiaries; (xiii) foreclosure on assets; and (xiv) any release of claims or rights in the ordinary course of business in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy.
     “Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).
     “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.
     “Banking Services Obligations” means any and all obligations of the Issuer, the Company and the Subsidiary Guarantors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any of the following bank services provided to the Issuer, the Company or any Subsidiary Guarantor pursuant to a Credit Facility: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Bankruptcy Law” means Title 11 of the United States Code, Book VI of the French Commercial Code, Book III of the Luxembourg Commercial Code or any similar federal, state or national law for the relief of debtors.
     “Board of Directors” means, as to any Person, the board of directors, managers or trustees thereof (or persons performing similar functions) of such Person or any duly authorized committee thereof.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 85% of the net book value of the Issuer’s, the Company’s and its Restricted Subsidiaries’ accounts receivable at such date and (ii) 75% of the net book value of the Issuer’s, the Company’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business or Person may be included if such acquisition has been completed on or prior to the date of determination).
     “Bund Rate” means with respect to the Notes, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of direct obligations of the Federal Republic of Germany (Bund or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two Business Days (but not more than five Business Days) prior to the Redemption Date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to December 15, 2014; provided, however that if the period from the redemption date to December 15, 2014 is not equal to the constant maturity of the direct obligations of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such Redemption Date to December 15, 2014 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.
     “Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York City, London or a place in which the Paying Agent has its specified office or in which Notes may be presented for payment are closed for business.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, partnership interests and limited liability company membership interests, but excluding any debt securities convertible into such equity.
     “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
     “Cash Equivalents” means: (i) U.S. dollars, pounds sterling, Euros, or, in the case of the Issuer, the Company or any Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (ii) securities issued or directly and fully guaranteed or insured by any country that is a Member State or the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of such Member State or the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition; (iii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s; (iv) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof); (v) repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (iv) entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; (vii) interests in any investment company or money market fund which invests substantially all of its assets in instruments of the type specified in clauses (i) through (vi) above; (viii) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Company’s balance sheet; (ix) Indebtedness or Preferred Stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; (x) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated, at the time of acquisition thereof, “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s; and (xi) non-U.S. equivalents of the items described in clauses (ii) through (x) above.
          “Change of Control” means:
     (a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or
     (b) the first day on which a majority of the members of the Board of Directors of the Company (excluding any committee thereof) are not Continuing Directors; or
     (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or
     (d) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
     “Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commodity Agreement” means in respect of a Person any forward contract, commodity swap agreement, commodity option agreement or other similar agreement relating to, or the value of which is dependent upon, fluctuations in commodity prices as to which such Person is a party or a beneficiary.
     “Common Depositary” means Deutsche Bank AG, London Branch, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.
     “Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
     “Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:
(1) if the Issuer, the Company or any Restricted Subsidiary:
     (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or
     (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;
     (2) if since the beginning of such period the Issuer, the Company or any Restricted Subsidiary shall have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:
     (a) the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and
     (b) Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer, the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer, the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer, the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (3) if since the beginning of such period the Issuer, the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
     (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer, the Company or any Restricted Subsidiary since the beginning of such period) shall have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Issuer, the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Incurrence, discharge, disposition, Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.
     For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company (including any pro forma expense and cost reductions and related adjustments calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.
     “Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;
     (4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” or Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets;”
     (5) other non-cash items reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

     (6) severance costs, restructuring charges or relocations costs, not to exceed $10,000,000 in any one period.
     Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
     “Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.
     “Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer, the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:
     (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;
     (2) amortization of debt discount (provided that any amortization of bond premium shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);
     (3) non-cash interest expense;
     (4) commissions, discounts and other fees and charges owed with respect to letters of credit (to the extent not included in the cost of goods sold in the Company’s consolidated financial statements in accordance with GAAP) and bankers’ acceptance financing;
     (5) the interest expense on Indebtedness of another Person that is Guaranteed by the Issuer, the Company or a Restricted Subsidiary of the

Company or secured by a Lien on assets of the Issuer, the Company or one of its Restricted Subsidiaries if such Person is not current in the payment of principal, interest or premium on such Indebtedness;
     (6) net cash costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net cash benefits rather than costs, such net cash benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net cash benefits are otherwise reflected in Consolidated Net Income;
     (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
     (8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Issuer, the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined U.S. federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;
     (9) Receivable Fees; and
     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer, the Company or any Restricted Subsidiary of the Company) in connection with Indebtedness Incurred by such plan or trust; less
     (11) interest income for such period.
     Any such interest expense of any Unrestricted Subsidiary of the Company to the extent the related Indebtedness that is Guaranteed by or paid by the Issuer, the Company or any Restricted Subsidiary of the Company shall be included in the definition of “Consolidated Interest Expense.”
     For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Issuer, the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”
     For purposes of the foregoing, total interest expense shall be determined (i) after giving effect to any net payments made or received by the Issuer, the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Issuer, the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.
     “Consolidated Net Income” means, for any period, the net income (loss) of the Issuer, the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:
     (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:
     (a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer, the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and
     (b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer, the Company or a Restricted Subsidiary;
     (2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
     (a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer, the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and
     (b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
     (3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Issuer, the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction)

which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;
     (4) any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes;
     (5) the cumulative effect of a change in accounting principles;
     (6) any non-cash asset impairment charge or goodwill impairment charge;
     (7) any non-cash charge related to employee benefit or management compensation plans of the Company, the Issuer or any Restricted Subsidiary or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of the Company or employees of the Company, the Issuer and its Restricted Subsidiaries (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);
     (8) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of the Company, the Issuer or any of its Restricted Subsidiaries; and
     (9) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP.
     “Consolidated Tangible Assets” of any Person as of any date means the total amount of assets of such Person and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of this Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

     “Credit Facility” means one or more debt facilities (including, without limitation, the Revolving Credit Facility), commercial paper facilities or indentures with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, debt securities or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or instruments or agreements evidencing any other Indebtedness, in each case, as amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Revolving Credit Facility or any other credit or other agreement or indenture).
     “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
     “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Defaulted Interest” shall have the meaning set forth in Section 2.11.
     “Definitive Notes” means certificated securities.
     “Depositary” means any of Euroclear or Clearstream and their respective nominees and successors, acting through itself or the Common Depositary.
     “Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Issuer, the Company or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis for such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), or (3) is redeemable at the option of the holder of the Capital Stock in whole or in part; in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be

Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially consistent manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer and the Company with the provisions contained in Sections 3.7 and 3.9 of this Indenture and such repurchase or redemption complies with Section 3.4 of this Indenture.
     “Equity Offering” means (i) a public offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock (other than Disqualified Stock), made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to the Company’s Capital Stock (other than Disqualified Stock), or options, warrants or rights, registered on Form S-4 or S-8 or (ii) a private offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock (other than Disqualified Stock).
     “Euroclear” means Euroclear Bank S.A./N.V. or any successor securities clearing agency.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Notes” means the Company’s 6 7/8% Senior Notes due 2015.
     “Fiscal Year” means the fiscal year of the Company ending October 31 of each year or such other fiscal year as may be determined by the Company and the Board of Directors and of which the Trustee shall receive written notice pursuant to Section 3.19 hereof.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.
     “Government Obligations” means securities that are (a) direct obligations of the United States of America or any country that is a Member State for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or any country that is a Member State the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or any country that is a Member State, as the case may be, which, in the case of (a) or (b), are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), or an equivalent financial institution in a Member State as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depositary receipt.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor Subordinated Obligation” means, with respect to the Company or a Subsidiary Guarantor, any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be (whether outstanding on the Issue Date or thereafter Incurred), that is expressly subordinate in right of payment to the obligations of the Company or such Subsidiary Guarantor under its Notes Guarantee pursuant to a written agreement.
     “Guarantors” means the Company and the Subsidiary Guarantors.
     “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement (to the extent such Currency Agreement relates to interest on Indebtedness for borrowed money) or Commodity Agreement.
     “Holder” means a Person in whose name a Note is registered on the Registrar’s books.
     “Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

     “Indebtedness” means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence); (iv) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto; (v) Capitalized Lease Obligations and all Attributable Indebtedness of such Person; (vi) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends; (vii) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value (as determined in good faith by the Company) of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; (ix) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements (the amount of any such obligations to be equal at any time of determination to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time) and (x) to the extent not otherwise included in this definition, the amount then outstanding (i.e., advanced, and received by, and available for use by such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing).
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
     In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
     (1) such Indebtedness is the obligation of a Joint Venture that is not a Restricted Subsidiary;
     (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
     (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a

Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:
     (a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or
     (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Issuer, the Company or its Restricted Subsidiaries.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the Issue Date or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.
     “Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
     “Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following shall be deemed to be an Investment:
     (1) Hedging Obligations, Currency Agreements and Commodity Agreements entered into in the ordinary course of business and in compliance with this Indenture;
     (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

     (3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Company.
     For purposes of Section 3.4, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value (as determined in good faith by the Company) of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as determined in good faith by the Company) of the Capital Stock of such Subsidiary not sold or disposed of.
     “Investment Grade Rating” means a rating equal to or higher than “Baa3” by Moody’s and “BBB-” by S&P and, in the case of a rating of “Baa3” by Moody’s and “BBB-” by S&P, at least a stable outlook; provided, however, that if (a) either Moody’s or S&P changes its rating system, such ratings shall be the equivalent ratings after such changes or (b) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, the references above to S&P or Moody’s or both, as the case may be, shall be to one or more Nationally Recognized Statistical Rating Organizations, as the case may be, selected by the Company and the references to the ratings categories above shall be to the corresponding rating categories of such Nationally Recognized Statistical Rating Organization(s), as the case may be.
     “Issue Date” means December 10, 2010.
     “Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Issuer, the Company or any of its Restricted Subsidiaries but in which the Issuer, the Company or a Restricted Subsidiary has a direct or indirect equity or similar interest.
     “Legal Holiday” has the meaning ascribed to it in Section 11.6.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     “Member State” means any country that was a member of the European Union as of December 10, 2010.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Nationally Recognized Statistical Rating Organization” means any “nationally recognized statistical rating organization” registered as such pursuant to Section 15E of the Exchange Act and Rule 17g thereunder.
     “Net Available Cash” from an Asset Disposition means cash payments received by the Issuer, the Company or any Restricted Subsidiary of the Company (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in such Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
     (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;
     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;
     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition; and
     (4) the deduction of appropriate amounts (as determined or reasonably estimated by the seller thereof) to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
     “Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or in respect of any capital contribution, means the cash proceeds of such issuance, sale or capital contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or capital contribution and net of taxes paid or payable as a result of such issuance, sale or capital contribution (after taking into account any available tax credit or deductions and any tax sharing arrangements).

     “Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.
     “Non-Recourse Debt” means Indebtedness:
     (1) as to which none of the Issuer, the Company or any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);
     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer, the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
     (3) the explicit terms of which provide that there is no recourse against any of the assets of the Company or any of its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.
     “Non-U.S. Subsidiary” means any Restricted Subsidiary of the Company that is not a U.S. Subsidiary.
     “Note Register” means the register of Notes, maintained by the Registrar, pursuant to Section 2.3.
     “Notes” means the Notes issued under this Indenture.
     “Notes Guarantee” means, with respect to the Company and any Subsidiary Guarantor, any Guarantee of payment of the Notes by the Company or such Subsidiary Guarantor, as the case may be, pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Notes Guarantee shall be executed and delivered pursuant to the terms of this Indenture and any supplemental indenture (including pursuant to Exhibit C).
     “Offering Memorandum” means the Offering Memorandum for the Issuer’s 8.875% Senior Notes due 2017 dated December 3, 2010.
     “Officer” means any director of the Issuer, and “Officer”, with respect to the Company or any Subsidiary Guarantor, means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary (or persons performing similar functions).
     “Officer’s Certificate” means a certificate signed by an Officer of the Issuer.
     “Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Issuer, the Company or the Trustee.

     “Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.
     “Permitted Asset Swap” means the purchase and sale or exchange (within a 180-day period) of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer, the Company or any of the Restricted Subsidiaries of the Company and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 3.7 hereof.
     “Permitted Investment” means an Investment by the Issuer, the Company or any Restricted Subsidiary in:
     (1) the Issuer or a Restricted Subsidiary (other than a Receivables Entity) or a Person which shall, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer, the Company or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person’s primary business is a Related Business;
     (3) cash and Cash Equivalents;
     (4) receivables owing to the Issuer, the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer, the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
     (5) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (6) to the extent permitted by law, loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Issuer, the Company or such Restricted Subsidiary;
     (7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer, the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

     (8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.7;
     (9) (i) Investments in existence on the Issue Date or (ii) made pursuant to legally binding commitments in existence on the Issue Date as described in the Offering Memorandum;
     (10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.3;
     (11) Investments by the Issuer, the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $40,000,000 outstanding at any one time (with the fair market value (as determined in good faith by the Company) of such Investment being measured at the time made and without giving effect to subsequent changes in value);
     (12) Guarantees issued in accordance with Section 3.3;
     (13) Investments constituting prepayments or credits made to customers or suppliers in the ordinary course of business and consistent with past practice;
     (14) Investments by the Issuer, the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Issuer, the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;
     (15) Investments in Joint Ventures in an aggregate principal amount not to exceed the greater of 3.25% of the Company’s Consolidated Tangible Assets and $40,000,000 outstanding at any one time;
     (16) Investments to the extent acquired in exchange for the issuance of Capital Stock of the Issuer or the Company (other than Disqualified Stock);
     (17) Investments in and repurchases of the Notes;
     (18) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and
     (19) Investments consisting of purchases and acquisitions of inventory, supplies, materials or equipment.

     “Permitted Liens” means, with respect to any Person:
     (1) Liens securing Indebtedness and other obligations under a Credit Facility, including under the Revolving Credit Facility, and related Hedging Obligations and Banking Services Obligations and Liens on assets of the Company, the Issuer and Subsidiary Guarantors securing Guarantees of Indebtedness and other obligations under a Credit Facility, including under the Revolving Credit Facility, and related Hedging Obligations and such Banking Services Obligations, in each case, to the extent the Indebtedness is permitted to be Incurred under clause (1) of Section 3.3(b);
     (2) Liens securing Indebtedness and related Hedging Obligations of Non-Guarantor Subsidiaries in an aggregate principal amount not to exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time;
     (3) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Government Obligations to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
     (4) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
     (5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
     (6) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
     (7) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (8) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;
     (9) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer, the Company or any of its Restricted Subsidiaries;
     (10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
     (11) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:
     (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property acquired or constructed; and
     (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Issuer, the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
     (12) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:
     (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and
     (b) such deposit account is not intended by the Issuer, the Company or any Restricted Subsidiary to provide collateral to the depository institution;

     (13) Liens arising from Uniform Commercial Code financing statement filings or other methods of protection of interests regarding operating leases entered into by the Issuer, the Company and its Restricted Subsidiaries in the ordinary course of business;
     (14) Liens existing on the Issue Date;
     (15) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer, the Company or any other Restricted Subsidiary;
     (16) Liens on property at the time the Issuer, the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer, the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer, the Company or any other Restricted Subsidiary;
     (17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer, the Company or another Restricted Subsidiary (other than a Receivables Entity);
     (18) Liens securing the Notes and Notes Guarantees;
     (19) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
     (20) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;
     (21) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $10,000,000;
     (22) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
     (23) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity or on assets of another Restricted Subsidiary, in each case Incurred in connection with a Qualified Receivables Transaction;

     (24) Liens securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments to the extent the Indebtedness is permitted to be Incurred under Section 3.3(b)(7) hereof; and
     (25) Liens securing Indebtedness of the Issuer, the Company and the Subsidiary Guarantors in an aggregate principal amount outstanding at any one time not to exceed 1.0 times the Consolidated EBITDA of the Company and its subsidiaries for the immediately preceding four consecutive completed fiscal quarters for which financial statements of the Company prepared in accordance with GAAP are available
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
     “Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
     “Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Issuer, the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.
     “QIB” means any “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
     “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer, the Company or any of its Restricted Subsidiaries pursuant to which the Issuer, the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Issuer, the Company or any of its Restricted Subsidiaries) and (2) any other Person, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Issuer, the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

     “Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.
     “Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Issuer, the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Issuer, the Company or any Restricted Subsidiary of the Company transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:
     (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:
     (a) is guaranteed by the Issuer, the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
     (b) is recourse to or obligates the Issuer, the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or
     (c) subjects any property or asset of the Issuer, the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
     (2) with which none of the Issuer, the Company or any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Issuer, the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and
     (3) to which none of the Issuer, the Company or any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

     “Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.
     “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date (including any commitments to provide Indebtedness on the Issue Date) or Incurred in compliance with this Indenture (including Indebtedness of the Issuer or the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
     (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;
     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;
     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and
     (4) if the Indebtedness being extended, refinanced, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Notes Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Notes Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
     “Regulation S” means Regulation S promulgated under the U.S. Securities Act.

     “Regulation S Definitive Note” means a Definitive Note sold in reliance on Regulation S.
     “Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the appropriate legends as set forth in Section 2.1(d) hereof and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.
     “Regulation S Note” means a Regulation S Definitive Note or a Regulation S Global Note, as applicable.
     “Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in the business of the Issuer, the Company or any of the Restricted Subsidiaries of the Company; provided that any assets received by the Issuer, the Company or a Restricted Subsidiary in exchange for assets transferred by the Issuer, the Company or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
     “Related Business” means any business that is conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Issue Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto, in each case as determined in good faith by the Company.
     “Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
     “Restricted Investment” means any Investment other than a Permitted Investment.
     “Restricted Note” means a Note that constitutes a “restricted security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an opinion of counsel with respect to whether any Note constitutes a Restricted Note.
     “Restricted Notes Legend” means the legend set forth in clause (A) of Section 2.1(d).
     “Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date and, in relation to any Additional Notes that are Restricted Notes, it means the comparable period of 40 consecutive days.

     “Restricted Subsidiary” means any Subsidiary of the Company other than the Issuer and an Unrestricted Subsidiary.
     “Revolving Credit Facility” means the Credit Agreement by and among Quiksilver Americas, Inc., Bank of America, N.A., Banc of America Securities LLC, General Electric Capital Corporation and GE Capital Markets, Inc. dated July 31, 2009, as amended, supplemented, restated, modified, renewed, restructured, refunded, replaced, refinanced or otherwise modified in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).
     “Rule 144” means Rule 144 promulgated under the U.S. Securities Act.
     “Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.
     “Rule 144A Definitive Note” means a Definitive Note sold in reliance on Rule 144A.
     “Rule 144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the appropriate legends as set forth in Section 2.1(d) hereof and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
     “Rule 144A Note” means a Rule 144A Definitive Note or a Rule 144A Global Note, as applicable.
     “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer, the Company or a Restricted Subsidiary of the Company whereby the Issuer, the Company or such Restricted Subsidiary transfers such property to a Person and the Issuer, the Company or such Restricted Subsidiary leases it from such Person.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SGX-ST” means the Singapore Exchange Securities Trading Limited.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer, the Company or any Restricted Subsidiary of the Company that are reasonably customary in securitization of Receivables transactions.

     “Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.
     “Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.
     “Subsidiary Guarantor” means (i) Quiksilver Americas, Inc., Hawk Designs, Inc., Mervin Manufacturing, Inc., QS Retail, Inc., DC Shoes, Inc., QS Wholesale, Inc., QSJ Holdings Pty Ltd., Quiksilver Australia Pty Ltd., Quiksilver International Pty Ltd., Ug Manufacturing Co. Pty Ltd., DC Shoes Australia Pty Ltd., QS Retail Pty Ltd., Quiksilver Canada Corp., QS Retail Canada Corp., Na Pali S.A.S., Quiksilver Japan K.K., QS Holdings S.à r.l., Biarritz Holdings S.à r.l., 54th Street Holdings S.à r.l., Quiksilver Deluxe S.à r.l., QS Finance Luxembourg S.A., QS Retail (NZ) Limited and Ug Manufacturing Co. (NZ) Pty Ltd., unless such Subsidiary Guarantor is released and discharged from the obligations under its Notes Guarantee pursuant to the provisions under Article X and under the last paragraph under Section 4.1 hereof, as the case may be, and (ii) each current or future Non-U.S. Subsidiary or U.S. Subsidiary that (a) Guarantees any Indebtedness of the Issuer, the Company or any other Restricted Subsidiary or (b) is an obligor under a Credit Facility Incurred pursuant to Section 3.3(b)(1).
     “Successor Company” shall have the meaning assigned thereto in clause (b)(i) of Section 4.1.
     “Successor Issuer” shall have the meaning assigned thereto in clause (a)(i) of Section 4.1.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 7aaa-7bbb), as in effect from time to time.
     “Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.
     “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

     “Unrestricted Subsidiary” means:
     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
     The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
     (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
     (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and shall at all times thereafter, consist of Non-Recourse Debt;
     (3) such designation and the Investment of the Company in such Subsidiary complies with Section 3.4;
     (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;
     (5) such Subsidiary is a Person with respect to which neither the Issuer, the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:
     (a) to subscribe for additional Capital Stock of such Person; or
     (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Issuer, the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.
     Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of Section 3.3 on a pro forma basis taking into account such designation.
     “U.S. Subsidiary” means any Restricted Subsidiary of the Company that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) is owned by the Company or another Wholly Owned Subsidiary.
     Other Definitions.

Defined in Term	Section
“additional amounts”	3.12
“Additional Interest Notice”	3.19
“Additional Notes”	Recitals
“Affiliate Transaction”	3.8	(a)
“Asset Disposition Offer”	3.7	(b)
“Asset Disposition Offer Amount”	3.7	(c)
“Asset Disposition Offer Period”	3.7	(c)
“Asset Disposition Purchase Date”	3.7	(c)
“Authenticating Agent”	2.2
“Change of Control Offer”	3.9	(b)
“Change of Control Payment”	3.9	(b)
“Change of Control Payment Date”	3.9	(b)
“covenant defeasance option”	8.1	(b)
“cross acceleration provision”	6.1
“Event of Default”	6.1
“Excess Proceeds”	3.7	(b)
“French Guarantor”	10.2	(c)
“Global Notes”	2.1	(b)
“Initial Notes”	Recitals
“Issuer Order”	2.2
“Judgment Currency”	2.14
“judgment default provision”	6.1
“legal defeasance option”	8.1	(b)

Defined in Term	Section
“Obligations”	10.1
“Pari Passu Notes”	3.7	(b)
“Notes”	Recitals
“Paying Agent”	2.3
“payment default”	6.1
“Redemption Date”	5.3
“Registrar”	2.3
“Required Currency”	2.14
“Resale Restriction Termination Date”	2.5	(a)
“Restricted Payment”	3.4	(a)
“Special Interest Payment Date”	2.11	(a)
“Special Record Date”	2.11	(a)
“Suspended Covenants”	3.11
“Tax Jurisdiction”	3.12
“Taxes”	3.12
“Transfer Agent”	2.3
     SECTION 1.2. Rules of Construction. Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) “including” means including without limitation;
     (5) words in the singular include the plural and words in the plural include the singular;
     (6) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
     (7) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
     (8) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
     (9) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts; and

     (10) “€” and “Euro” each refer to Euros, or such other money of the European Monetary Union that at the time of payment is legal tender for payment of public and private debts.
ARTICLE II
The Notes
     SECTION 2.1. Form, Dating and Terms. (a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of €200,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, including, without limitation, Section 3.3(a) hereof, Additional Notes. Furthermore, Notes may be authenticated and delivered upon registration or transfer, or in lieu of, other Notes pursuant to Section 2.5, 2.7, 2.9 or 9.5 or in connection with an Asset Disposition Offer pursuant to Section 3.7 or a Change of Control Offer pursuant to Section 3.9.
     The Notes shall be known and designated as “8.875% Senior Notes” of the Issuer.
     With respect to any Additional Notes, the Issuer shall set forth in (a) a Board Resolution and (b)(i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:
          (i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and
          (ii) the issue price and the issue date of such Additional Notes.
     The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes under this Indenture. Holders of the Initial Notes and the Additional Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
          (b) The Initial Notes are being offered and sold by the Issuer pursuant to a Purchase Agreement, dated December 3, 2010, among the Issuer, the Company, the Subsidiary Guarantors, and Merrill Lynch International and UBS Limited, as representatives of the Initial Purchasers named therein. The Notes shall be resold initially only to (A) QIBs and (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.
     Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A shall be issued initially in the form of the Rule 144A Global Note, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by the Common Depositary’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee, as hereinafter provided.
     Notes offered and sold outside the United States of America in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Regulation S Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee, as hereinafter provided.
     The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”
     The principal of (and premium and additional amounts, if any) and interest on the Notes shall be payable at the office or agency of the Principal Paying Agent, or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Issuer, each installment of interest on the Notes may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) wire transfer or to an account located in the United States or a Member State maintained by the payee. Payments in respect of Notes represented by a Global Note (including principal, premium, additional amounts and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Common Depositary. Payments in respect of Notes represented by Definitive Notes (including principal, premium and additional amounts, if any, and interest) held by a Holder of at least €1,000,000 aggregate principal amount of Notes represented by Definitive Notes shall be made by wire transfer to a Euro account maintained by the payee with a bank in the United States or a Member State if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).
     The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve the forms of the Notes and any notation, endorsement or legend on them. Any such notation, endorsement or legend shall be furnished to the Trustee in writing. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

          (c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of €100,000 or an integral multiple of €1,000 in excess thereof.
          (d) Restrictive Legends.
     (A) The following Restricted Note Legend shall appear on the face of all Notes issued under this Indenture, unless the Issuer determines otherwise in compliance with applicable law:
“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) EXCEPT (A) TO QUALIFIED INSTITUTIONAL BUYERS IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144A, (B) TO NON-U.S. PERSONS IN OFFSHORE TRANSACTIONS IN RELIANCE ON REGULATION S, (C) TO THE ISSUER, (D) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (B) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THE SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.”
     (B) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:
“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.1(f) OF THE INDENTURE; AND (II) THIS GLOBAL NOTE MAY BE DELIVERED IN ACCORDANCE WITH SECTION 2.1(e)(vi) OF THE INDENTURE TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE.”
          (e) Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Common Depositary.
          (ii) Each Global Note initially shall (x) be registered in the name of the Common Depositary for such Global Note, or the nominee of the Common Depositary, for Euroclear and Clearstream, (y) be delivered to the Registrar for such Common Depositary and (z) bear legends as set forth in Section 2.1(d).
          (iii) Members of, or participants in, Euroclear or Clearstream (“Agent Members”) and Persons who hold beneficial interests in a Global Note through an Agent Member shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary, for Euroclear and Clearstream, and the Common Depositary may be treated by the Issuer, the Trustee, the Paying Agent, the Registrar and any agent of the foregoing as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, the Paying Agent, the Registrar and any agent of the foregoing from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between Euroclear or Clearstream, as the case may be, and their respective Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
          (iv) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
          (v) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to subsection (f) of this Section 2.1 to beneficial owners who are required to hold Definitive Notes, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Definitive Notes of like tenor and amount.
          (vi) In connection with the transfer of an entire Global Note to beneficial owners pursuant to subsection (f) of this Section 2.1, such Global Note shall be deemed to be surrendered to the Principal Paying Agent for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Common Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
          (vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through the Common Depositary, in accordance with this Indenture and the procedures therefor of the Common Depositary, Euroclear or Clearstream, as the case may be.
          (f) Definitive Notes. (i) Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with the Common Depositary’s and the Registrar’s procedures. In addition, Definitive Notes shall be delivered to all beneficial owners in exchange for their beneficial interests in a Global Note (A) if either Depositary notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days of such notice, or (B) in whole, but not in part, if either Depositary so requests following an Event of Default.
          (ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(v) or (vi) shall, except as otherwise provided by paragraph (c) of Section 2.5, bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).
          (iii) In connection with the exchange of a portion of a Definitive Note for a beneficial interest in a Global Note, the Trustee shall cancel such Definitive Note, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to the transferring Holder a new Definitive Note representing the principal amount not so transferred and the relevant Global Note shall be increased by an adjustment made on the records of Registrar and the Depositary.
     SECTION 2.2. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
     A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
     At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of €200,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by an Officer of the Issuer (the “Issuer Order”). Such Issuer Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.
     The Trustee may (at the expense of the Issuer) appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.
     In case the Issuer, pursuant to Article IV shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Order of the successor Person, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
     SECTION 2.3. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar” or the “Transfer Agent”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Issuer will also maintain a register of the Notes at its registered office, which in the case of discrepancy, shall prevail over the register maintained by the Registrar and references to the Note Register shall mean the register of notes maintained by the Issuer. The Issuer may have one registrar and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The term “Transfer Agent” includes any additional transfer agent. The obligations of the Agents are several and not joint. The Agents act solely as agents of the Issuer.
     The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee may act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer, the Company or any of its Wholly Owned Subsidiaries may act as Paying Agent, Registrar or Transfer Agent. The Issuer initially appoints Deutsche Bank AG, London Branch, as Principal Paying Agent and Common Depositary with respect to the Notes, and Deutsche Bank Luxembourg S.A., as Registrar and Transfer Agent with respect to the Notes. As long as the Notes remain outstanding, the Issuer shall, to the extent reasonably practicable and permitted as a matter of law, ensure that there is a Paying Agent in any country that is a Member State (if such a state exists) that will not be obliged to withhold or deduct tax (1) pursuant to U.S. law in the event Definitive Notes are issued or (2) pursuant to any European Union Directive (including Council Directive 2003/48/EC on the taxation of savings income) or any law implementing or complying with or introduced in order to conform to any such Directive. For the purpose of Luxembourg law, the Issuer will maintain the Note Register at its registered office, which in the case of discrepancy, shall prevail over the register maintained by the Registrar. In addition, for so long as the Notes are listed on the SGX-ST, or any other securities exchange, the Issuer will satisfy any requirement of such securities exchange as to paying agents. The Issuer may remove any Common Depositary, Registrar, Transfer Agent or Paying Agent upon written notice to such Common Depositary, Registrar, Transfer Agent or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Common Depositary, Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Common Depositary, Registrar, Transfer Agent or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Common Depositary, Registrar, Transfer Agent or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee. The Agents shall only be obliged to perform the duties set forth in this Indenture and shall have no implied duties.

     SECTION 2.4. Paying Agent To Hold Money in Trust. By at least 12:00 p.m. (London time) one Business Day prior to the date on which any principal of (premium or additional amounts, if any) or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal (premium or additional amounts, if any) or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuer, the Company or any Subsidiary Guarantor in making any such payment. If the Issuer, the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Issuer, the Company or a Subsidiary) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes. However, no Agent shall be obliged to make payments to Holders until such time as it has received funds and has been able to identify or confirm receipt of funds.
     SECTION 2.5. Transfer and Exchange.
          (a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):
          (i) a transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
          (ii) a transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.6 hereof from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.
          (b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

          (i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
          (ii) transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.6 hereof from the proposed transferee and, if requested by the Issuer or the Trustee, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to each of them.
     After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.6 or any additional certification.
          (c) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear such Restricted Notes Legend unless (i) an Initial Note is being transferred pursuant to an effective registration statement or (ii) there is delivered to the Registrar an Opinion of Counsel to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
          (d) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.5 in accordance with its records retention policy. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.
          (e) Obligations with Respect to Transfers and Exchanges of Notes.
          (i) To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.
          (ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith

(other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 3.7, 3.9 or 9.5).
          (iii) The Registrar shall not be required to register the transfer of or exchange of any Note for a period beginning (1) 15 Business Days before the mailing of a notice of an offer to repurchase Notes and ending at the close of business on the day of such mailing or (2) 15 Business Days before an interest payment date and ending on such interest payment date.
          (iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent, the Transfer Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (premium, if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Transfer Agent or the Registrar shall be affected by notice to the contrary.
          (v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
          (f) No Obligation of the Trustee. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Common Depositary, Euroclear, Clearstream or other Person with respect to the accuracy of the records of the Common Depositary, Euroclear, Clearstream or their nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Common Depositary) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Common Depositary, or its nominee, for Euroclear and Clearstream in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of the Common Depositary, Euroclear or Clearstream, as the case may be. The Trustee may rely and shall be fully protected in relying upon information furnished by the Common Depositary with respect to its members, participants and any beneficial owners.
          (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Common Depositary participants, members or beneficial owners in any Global Note) other than, if the Trustee has received prior notice of a transfer, to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

     SECTION 2.6. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.
[Date]
Boardriders S.A.
9-11 rue Louvigny
L-1946 Luxembourg
Grand Duchy of Luxembourg
Attention: Board of Directors
and
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Attention: Chief Financial Officer
and
Deutsche Bank Luxembourg S.A.
2 boulevard Konrad Adenauer
L-115 Luxembourg
Grand Duchy of Luxembourg
Attention: Managing Director
Re:	Boardriders S.A. (the “Issuer”) 8.875% Senior Notes due 2017 (the “Notes”)
Ladies and Gentlemen:
     In connection with our proposed sale of €                     aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
          (a) the offer of the Notes was not made to a person in the United States;
          (b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
          (c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

          (d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
     In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be. You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [Name of Transferor]
By:
Authorized Signature

     SECTION 2.7. Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee, upon Issuer Order, shall authenticate a replacement Note. The Holder shall meet the requirements of Section 8-405 of the Uniform Commercial Code, such that the Holder (a) notifies the Issuer and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer prior to the Issuer having notice that the Note has been acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer and the Trustee. If required by the Issuer or the Trustee, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer. If a Note is replaced, then, in the absence of notice to the Issuer, the Company, any Subsidiary Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute and upon Issuer Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
     In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to the terms of this Indenture, the Issuer in its discretion may, instead of issuing a new Note, pay, redeem or purchase such Note, as the case may be.
     Upon the issuance of any new Note under this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.
     Every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, the Company, any Subsidiary Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder. The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
     SECTION 2.8. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.7, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note except that the Issuer or an Affiliate of the Issuer shall not obtain voting rights with respect to such Note.
     If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.
     If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes maturing and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.
     SECTION 2.9. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.
     SECTION 2.10. Cancellation. The Issuer at any time may deliver Notes to the Principal Paying Agent on behalf of the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Principal Paying Agent on behalf of the Trustee and no one else shall cancel and return to the Issuer all Notes surrendered for registration of transfer, exchange, payment or cancellation. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation.
     At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Common Depositary to the Trustee for cancellation or retained and canceled by the Principal Paying Agent on behalf of the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the Global Note and on the books and records of the Principal Paying Agent (if it is then the Common Depositary for such Global Note) with respect to such Global Note, by the Trustee or the Common Depositary, to reflect such reduction.
     SECTION 2.11. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.
     Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:
     (a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon, the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date, and in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 11.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).
     (b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
     Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
     SECTION 2.12. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
     SECTION 2.13. Common Code and ISINs. The Issuer in issuing the Notes may use “Common Code” or “ISIN” numbers (if then generally in use). The Trustee shall not be responsible for the use of Common Code or ISIN numbers and neither the Trustee nor the Agents makes any representation as to their correctness as printed on any Note or notice to Holders and that reliance may be placed only on the other identification numbers printed on the Notes, and any redemption shall not be affected by any defect in or omission of such Common Code or ISIN numbers. The Issuer shall promptly notify the Trustee and the Agents in writing of any change in the Common Code or ISIN numbers.
     SECTION 2.14. Judgment Currency. Any payment on account of an amount that is payable in Euros (the “Required Currency”) which is made to or for the account of any Holder or the Trustee in the lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer, shall constitute a discharge of the Issuer’s obligation under this Indenture or the Notes, as the case may be, only to the extent of the amount of the Required Currency which such Holder or the Trustee, as the case maybe, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, and the Issuer shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, and shall give rise to a separate and independent cause of action, shall apply irrespective of any waiver granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.
ARTICLE III
Covenants
     SECTION 3.1. Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
     The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
     SECTION 3.2. SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company shall file with the SEC, and make available to the Trustee and the Holders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company shall nevertheless make available such Exchange Act information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.
     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.
     SECTION 3.3. Limitation on Indebtedness. (a) The Issuer and the Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer, the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date thereof:

     (1) the Consolidated Coverage Ratio for the Issuer, the Company and its Restricted Subsidiaries is at least 2.0 to 1.0; and
     (2) no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.
          (b) The foregoing paragraph (a) shall not prohibit the Incurrence of the following Indebtedness:
     (1) Indebtedness of the Issuer, the Company or any Subsidiary Guarantor Incurred pursuant to a Credit Facility, together with the principal component of amounts outstanding under Qualified Receivables Transactions, in an aggregate amount up to the greater of (a) the Borrowing Base, less the aggregate principal amount of Indebtedness outstanding at any one time under clause (11), and (b) $300,000,000, in each case, less the aggregate principal amount of repayments with the proceeds from Asset Dispositions that are required under this Indenture to reduce permanently the revolving commitments under a Credit Facility and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to a Credit Facility under this clause (1);
     (2) Guarantees by the Issuer, the Company or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Notes Guarantee, as the case may be;
     (3) Indebtedness of the Issuer owing to and held by the Company or any Restricted Subsidiary (other than a Receivables Entity), Indebtedness of the Company owing to and held by the Issuer or any Restricted Subsidiary (other than a Receivables Entity) and Indebtedness of a Restricted Subsidiary owing to and held by the Issuer, the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,
          (a) if the Issuer is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
          (b) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness and the Issuer, the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness constitutes a Guarantor Subordinated Obligation; and
          (c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer, the Company or a

Restricted Subsidiary (other than a Receivables Entity) of the Company; and
               (ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer, the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer, the Company or such Subsidiary, as the case may be.
     (4) (a) Indebtedness represented by the Notes on the Issue Date and the related Notes Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9), (10) and (11)) outstanding on the Issue Date, (c) any Indebtedness Incurred with respect to a Qualified Receivables Transaction outstanding on the Issue Date and (d) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to Section 3.3(a);
     (5) Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired directly or indirectly by the Issuer, the Company or a Restricted Subsidiary and Indebtedness of a Non-Guarantor Subsidiary Incurred and outstanding on the date on which such Non-Guarantor Subsidiary was acquired directly or indirectly by the Issuer, the Company or a Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor or Non-Guarantor Subsidiary, as the case may be, became a Subsidiary Guarantor or Non-Guarantor Subsidiary, as the case may be, or was otherwise acquired by the Issuer or the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Subsidiary Guarantor is acquired by the Issuer, the Company or such Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or, in the case of an acquisition of a Non-Guarantor Subsidiary, such Non-Guarantor Subsidiary would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (11) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);
     (6) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided, however, that (i) in the case of Currency Agreements and Commodity Agreements, such Currency Agreements and Commodity Agreements are related to business transactions of the Issuer, the Company or its Restricted Subsidiaries entered into in the ordinary course of business or (ii) in the case of Currency Agreements, Interest Rate Agreements and Commodity Agreements, such Currency Agreements, Interest Rate Agreements and Commodity Agreements are entered into for bona fide hedging purposes of the Issuer, the Company or its Restricted Subsidiaries (as determined in good faith by the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Issuer, the Company or its Restricted Subsidiaries permitted to be Incurred without violation of this Indenture;
     (7) the Incurrence by the Issuer, the Company or any Subsidiary Guarantor of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Issuer, the Company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time;
     (8) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Issuer, the Company or a Restricted Subsidiary in the ordinary course of business;
     (9) Indebtedness arising from agreements of the Issuer, the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, deferred purchase price (to the extent not reflected as a liability on the consolidated financial statements of the Company in accordance with GAAP) or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary in accordance with the terms of this Indenture, other than Guarantees by the Issuer, the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition, provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including all cash and non-cash proceeds (the fair market value of which shall be determined in good faith by the Company)) actually received by the Issuer, the Company and its Restricted Subsidiaries in connection with such disposition;
     (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within seven Business Days of Incurrence;
     (11) Indebtedness of Non-Guarantor Subsidiaries in an amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time, in each case, less the aggregate principal amount of Indebtedness of a Non-Guarantor Subsidiary Incurred (x) pursuant to clause (5) of this Section 3.3(b) and (y) pursuant to clause (4) of this Section 3.3(b) to refinance Indebtedness Incurred pursuant to clause (5) of this Section 3.3(b);

     (12) Indebtedness of the Issuer, the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are used substantially contemporaneously (i) to redeem the Notes (and any Additional Notes, if any) in full or (ii) to defease or discharge the Notes (and any Additional Notes, if any) in full, in each case in accordance with the terms of this Indenture;
     (13) Indebtedness of the Issuer, the Company or a Subsidiary Guarantor incurred to finance an acquisition, provided that, after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13), either (a) the Issuer, the Company or such Restricted Subsidiary would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) or (b) the Consolidated Coverage Ratio for the Issuer, the Company and its Restricted Subsidiaries would not be less than immediately prior to such transaction; and
     (14) in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Issuer, the Company or any Subsidiary Guarantor Incurred after the Issue Date in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, shall not exceed the greater of 4.0% of the Company’s Consolidated Tangible Assets and $50,000,000 outstanding at any one time.
          (c) The Issuer shall not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations. Neither the Company nor any Subsidiary Guarantor shall Incur any Indebtedness under Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness shall be subordinated to the obligations of the Company or such Subsidiary Guarantor, as the case may be, under its Notes Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary that is not a Subsidiary Guarantor may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer, the Company or any Subsidiary Guarantor.
          (d) The Issuer and the Company shall not, directly or indirectly, Incur, or permit any Subsidiary Guarantor to Incur, any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Issuer, the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or the by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes, in the case of the Issuer, or the Notes Guarantees, in the case of the Company or a Subsidiary Guarantor, to the same extent and the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer, the Company or such Subsidiary Guarantor. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

          (e) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.3:
     (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) of this Section 3.3, the Issuer, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such paragraphs, or later classify or reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 3.3; provided that, the Issuer shall not be able to reclassify Indebtedness Incurred under clause (1) of paragraph (b) of this Section 3.3;
     (2) all Indebtedness outstanding on the date of this Indenture under the Revolving Credit Facility shall be deemed initially Incurred on the Issue Date under clause (1) of paragraph (b) of this Section 3.3 and not paragraph (a) or clause (4) of paragraph (b) of this Section 3.3;
     (3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
     (4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of paragraph (b) of this Section 3.3 and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
     (5) the principal amount of any Disqualified Stock of the Issuer, the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
     (6) Indebtedness permitted by this Section 3.3 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.3 permitting such Indebtedness; and
     (7) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
          (f) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.3. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
          (g) In addition, the Company shall not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.3, the Company shall be in Default of this Section 3.3).
          (h) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.3, the maximum amount of Indebtedness that the Issuer, the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
     SECTION 3.4. Limitation on Restricted Payments. (a) The Issuer and the Company shall not, and the Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:
     (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer, the Company or any of its Restricted Subsidiaries) except:
     (a) dividends or distributions payable solely in the Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and
     (b) dividends or distributions payable to the Issuer, the Company or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

     (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Issuer, the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));
     (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
     (4) make any Restricted Investment in any Person;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
          (a) a Default shall have occurred and be continuing (or would result therefrom); or
          (b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of Section 3.3 after giving effect, on a pro forma basis, to such Restricted Payment; or
          (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:
          (i) 50% of the Consolidated Net Income for the period (treated as one accounting period) beginning November 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);
          (ii) 100% of the aggregate Net Cash Proceeds and the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer, the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

          (iii) the amount by which Indebtedness of the Issuer, the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Issuer, the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value (as determined in good faith by the Company) of any other property, distributed by the Company upon such conversion or exchange); and
          (iv) the amount equal to the net reduction in Restricted Investments made by the Issuer, the Company or any of its Restricted Subsidiaries in any Person resulting from:
     (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuer, the Company or any Restricted Subsidiary; or
     (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer, the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (iv) to the extent it is already included in Consolidated Net Income.
     The provisions of the preceding paragraph shall not prohibit:
     (1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Disqualified Stock of the Company, or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer, the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) within 60 days of such sale; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock shall be excluded from clause (c)(ii) of the preceding paragraph;
     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale of, Subordinated Obligations of the Issuer within 60 days of such sale or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the sale of Guarantor Subordinated Obligations within 60 days of such sale that, in each case, is permitted to be Incurred pursuant to Section 3.3 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in subsequent calculations of the amount of Restricted Payments;
     (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer, the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the sale of Disqualified Stock of the Issuer, the Company or such Restricted Subsidiary, as the case may be, within 60 days of such sale that, in each case, is permitted to be Incurred pursuant to Section 3.3 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in subsequent calculations of the amount of Restricted Payments;
     (4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of the Company or a Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 3.7; provided, however, that such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;
     (5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividends would have complied with this provision; provided, however, that such dividends shall be included in subsequent calculations of the amount of Restricted Payments;
     (6) so long as no Default or Event of Default has occurred and is continuing,
     (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Issuer, the Company or any Restricted Subsidiary of the Company or any parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause shall not exceed $5,000,000 in the aggregate during any calendar year and $20,000,000 in the aggregate for all such redemptions and repurchases; provided, however, that the amount of any such repurchase or redemption shall be included in subsequent calculations of the amount of Restricted Payments; and
     (b) to the extent permitted by law, loans or advances to employees of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company (other than Disqualified Stock), in an aggregate amount not in excess of $5,000,000 at any one time outstanding; provided, however, that the amount of such loans and advances shall be included in subsequent calculations of the amount of Restricted Payments;
     (7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided that the payment of such dividends shall be excluded in subsequent calculations of the amount of Restricted Payments;
     (8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded from subsequent calculations of the amount of Restricted Payments;
     (9) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 3.9 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.7; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.9 or Section 3.7, respectively, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such payment shall be included in subsequent calculations of the amount of Restricted Payments;

     (10) the distribution or payment of Receivables Fees; and
     (11) Restricted Payments in an amount not to exceed $25,000,000; provided that the amount of such Restricted Payments shall be excluded in subsequent calculations of the amount of Restricted Payments.
The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer, the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non-cash Restricted Payment shall be determined by the Company in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States if such fair market value is estimated in good faith by the Company to exceed $25,000,000. Not later than the date of making any Restricted Payment in excess of $10,000,000, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 3.4 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.
     SECTION 3.5. Limitation on Liens. The Issuer and the Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of the Issuer and Restricted Subsidiaries), whether owned on the date of this Indenture or acquired after that date, which Lien secures any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the obligations under this Indenture and Indebtedness represented by the Notes or, in respect of Liens on the Company’s or any Restricted Subsidiary’s property or assets, any Notes Guarantee of the Company or such Restricted Subsidiary, as the case may be, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured. For the avoidance of doubt, any Lien created for the benefit of the holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Lien which led to such creation.
     SECTION 3.6. Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Issuer and the Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of the Issuer or any Restricted Subsidiary to: (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Issuer, the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock); (2) make any loans or advances to the Issuer, the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer, the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer, the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances);

or (3) transfer any of its property or assets to the Issuer, the Company or any Restricted Subsidiary.
          (b) The provisions of paragraph (a) of this Section 3.6 shall not prohibit: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of this Indenture, including, without limitation, this Indenture, the indenture governing the Existing Notes and the Revolving Credit Facility and any related documentation and Hedging Obligations; (ii) any encumbrance or restriction with respect to a Non-Guarantor Subsidiary pursuant to any agreement relating to Indebtedness Incurred by such Non-Guarantor Subsidiary under clause (11) of paragraph (b) of Section 3.3; (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired directly or indirectly by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired directly or indirectly by the Company or in contemplation of the transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Issuer, the Company or any other Restricted Subsidiary other than the assets and property so acquired; (iv) any encumbrance or restriction with respect to the Issuer or a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this paragraph or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this paragraph or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are, in the good faith judgment of the Company, no more restrictive in any material respect than the encumbrances and restrictions with respect to the Issuer or such Restricted Subsidiary contained in such agreements referred to in clauses (i), (ii) or (iii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable; (v) in the case of clause (3) of Section 3.6(a), any encumbrance or restriction: (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; (b) contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Issuer, the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer, the Company or any Restricted Subsidiary; (vi) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 3.6(a) on the property so acquired; (vii) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Company, are necessary to effect such Qualified Receivables Transaction; (viii) any restriction with respect to the Issuer or a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the

Capital Stock or assets of the Issuer or such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition, subject to, in the case of the Issuer, compliance with the provisions of Section 4.1(a); (ix) any customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; (x) net worth provisions or other customary provisions in leases or subleases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (xi) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; (xii) customary restrictions contained in licenses or sublicenses related to, copyrights, patents, trademarks or other intellectual property and other agreements entered into in the ordinary course of business; and (xiii) any encumbrance or restriction existing under, by reason of or with respect to Indebtedness of the Issuer, the Company or any Restricted Subsidiary not prohibited to be incurred under this Indenture; provided that the encumbrances and restrictions are, in the good faith judgment of the Company, no more restrictive in any material respect than the encumbrances and restrictions contained in the agreements referred to in clause (i) of this Section 3.6(b).
     SECTION 3.7. Limitation on Sales of Assets and Subsidiary Stock. (a) The Issuer and the Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless: (1) the Issuer, the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; (2) except in the case of Permitted Asset Swaps, at least 75% of the consideration from such Asset Disposition received by the Issuer, the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer, the Company or such Restricted Subsidiary, as the case may be: (a) first, to the extent the Issuer, the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of the Issuer, the Company or any Restricted Subsidiary), to prepay, repay or purchase Indebtedness of the Issuer (other than Disqualified Stock or Subordinated Obligations) or Indebtedness of the Company or a Wholly Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a Wholly Owned Subsidiary) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Issuer, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Issuer, the Company or such Restricted Subsidiary elects, to acquire Additional Assets or make capital expenditures within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Issuer, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided further that the Issuer and the Company will be deemed to have complied with the provision described in clause (b) above if, and to the extent that, within 360 days after the Asset Disposition that generated the Net Available Cash, the Issuer, the Company or any Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to acquire Additional Assets or make such capital expenditures, and that acquisition is thereafter completed or the capital expenditures thereafter made within 180 days after the end of such 360-day period.
          (b) Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph (a) shall be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition (or as extended pursuant to the proviso in Section 3.7(a)), if the aggregate amount of Excess Proceeds exceeds $25,000,000 (or its equivalent in another currency), the Issuer (with respect to the Notes) and the Issuer or the Company (with respect to any Pari Passu Notes (as defined below), as required by such Pari Passu Notes) shall be required to make an offer (“Asset Disposition Offer”) to all Holders and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer or the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to but not including the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in minimum denominations of €100,000 (or $100,000 if such Pari Passu Notes are dollar denominated) and in integral multiples of €100,000 (or $1,000 if such Pari Passu Notes are dollar denominated) in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes and the Pari Passu Notes will be purchased on a pro rata basis based on the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset to zero.
          (c) The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer shall purchase the principal amount of Notes and the Issuer or the Company, as the case may be, will purchase the principal amount of Pari Passu Notes required to be purchased pursuant to this Section 3.7 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.
          (d) If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.
          (e) On or before the Asset Disposition Purchase Date, the Issuer or the Company, as the case may be, shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in minimum denominations of €100,000 (or $100,000 if such Pari Passu Notes are dollar denominated) and in integral multiples of €100,000 (or $1,000 if such Pari Passu Notes are dollar denominated) in excess thereof. The Issuer shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.7 and, in addition, either the Issuer or the Company shall deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Issuer, the Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer or the Company, as the case may be, for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon delivery of an Officer’s Certificate from the Issuer, shall authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. In addition, the Issuer or the Company, as the case may be, shall take any and all other actions, if any, required by the agreements governing the Pari Passu Notes. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the holder thereof. The Issuer shall publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
          (f) For the purposes of this Section 3.7, the following shall be deemed to be cash: (x) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Issuer or Indebtedness of the Company or a Wholly Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Issuer, the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuer shall, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) of Section 3.7 above); (y) securities, notes or other obligations or assets received by the Issuer, the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Issuer, the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after receipt; and (z) any Designated Non-cash Consideration received by the Issuer, the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of (i) $25.0 million and (ii) 2.0% of the Company’s Consolidated Tangible Assets at

the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
          (g) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.7. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.7, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of any conflict.
          (h) For the purposes of this Section 3.7, Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Each Holder shall be entitled to withdraw its election if the Issuer receives, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Note or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased.
     SECTION 3.8. Limitation on Transactions with Affiliates. (a) The Issuer and the Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless: (1) the terms of such Affiliate Transaction are no less favorable to the Issuer, the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; (2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and (3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $20,000,000 the Company has received a written opinion from an independent investment banking, accounting, valuation or appraisal firm of nationally recognized standing in the United States that such Affiliate Transaction is fair, from a financial point of view, to the Issuer, the Company or such Restricted Subsidiary.
          (b) The provisions of paragraph (a) of this Section 3.9 shall not apply to: (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 3.4; (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company; (3) to the extent permitted by law, loans or advances to employees or directors in the ordinary course of business of the Issuer, the Company or any of its

Restricted Subsidiaries but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date; (4) any transaction between the Issuer and the Company, between the Issuer and a Restricted Subsidiary (other than a Receivables Entity), between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities); (5) Guarantees issued by the Issuer, the Company or a Restricted Subsidiary for the benefit of the Issuer, the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 3.3; (6) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, employees, officers or directors of the Issuer, the Company or any Restricted Subsidiary of the Company in connection with providing services to the Issuer, the Company or any Restricted Subsidiary of the Company; (7) the performance of obligations of the Issuer, the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Issuer, the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date shall be permitted to the extent that its terms, taken as a whole, are not materially more disadvantageous to the Holders than the terms of the agreements in effect on the Issue Date; (8) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; and (9) any transaction with a customer or supplier of the Issuer, the Company or a Restricted Subsidiary so long as such transaction is in the ordinary course of business and the terms of such transaction are no less favorable (as determined in good faith by the Company) to the Issuer, the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate; provided that, if such transaction or a series of related transactions exceeds $5,000,000, the terms of such transaction must be approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction.
     SECTION 3.9. Change of Control. (a) If a Change of Control occurs, each Holder shall have the right to require the Issuer to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however that notwithstanding the foregoing, the Issuer shall not be obligated to repurchase Notes pursuant to this Section 3.9 if the Issuer has previously exercised its right to redeem Notes pursuant to Section 5.1.
          (b) Within 30 days following any Change of Control, the Issuer shall mail a notice (the “Change of Control Offer”) to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice, and such notice shall otherwise include:

     (1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);
     (2) the circumstances and relevant facts and financial information regarding such Change of Control;
     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);
     (4) that any Note not tendered shall continue to accrue interest pursuant to its terms;
     (5) that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; and
     (6) the procedures determined by the Issuer, consistent with this Section 3.9, that a Holder must follow in order to have its Notes repurchased or to cancel such order of purchase.
          (c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Each Holder shall be entitled to withdraw its election if the Issuer receives, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Note or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased.
          (d) On the Change of Control Payment Date, the Issuer shall, to the extent lawful: (i) accept for payment all Notes or portions of Notes (equal to €100,000 or an integral multiple of €1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail, to the Holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

          (e) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.
          (f) The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
          (g) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.
          (h) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.
          (i) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of the conflict.
     SECTION 3.10. Future Subsidiary Guarantors. (a) The Company shall not permit any of its current or future Subsidiaries to either (1) Guarantee the payment of any Indebtedness of the Issuer, the Company or any other Restricted Subsidiary or (2) otherwise become an obligor, including as a co-borrower, under a Credit Facility Incurred pursuant to Section 3.3(b)(1), unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture, substantially in the form attached as Exhibit C hereto, providing for a Notes Guarantee of such Subsidiary pursuant to which such Subsidiary shall unconditionally Guarantee, on a joint and several basis, all of the obligations of the Issuer, the Company and the other Subsidiary Guarantors under this Indenture, including the full and prompt payment of the principal of, premium and additional amounts, if any, and interest on the Notes on a senior basis and all other obligations under this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Notes Guarantees, as the case may be, any such Guarantee of such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary’s Notes Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Issuer, the Company or any other Restricted Subsidiary as a result of any payment by such Subsidiary under its Notes Guarantee so long as any of the Notes remain outstanding; and (iii) such Subsidiary shall deliver to the Trustee an Opinion of Counsel with respect to corporate matters in connection with its Notes Guarantee, in form and substance reasonably satisfactory to the Trustee; provided, however, that the Company shall not be obligated to cause any of its Subsidiaries to Guarantee any of the obligations of the Issuer, the Company or any Subsidiary Guarantors under this Indenture, or the Company shall be entitled to limit the value of any such Notes Guarantee to the extent that such Notes Guarantee could reasonably be expected to give rise to or result in (now or in the future): (1) any violation of applicable law, including without limitation restrictions on the provision of financial assistance; or (2) any personal or criminal liability for the officers, directors or direct or indirect shareholders of such Subsidiary; which in the case of each of clauses (1) and (2) cannot be avoided or otherwise prevented through measures reasonably available to the Company and its Subsidiaries.
          (b) The foregoing notwithstanding, in the event a Subsidiary Guarantor is released and discharged from all of its obligations (other than contingent indemnification obligations) (1) under Guarantees of Indebtedness and other obligations under a Credit Facility and all other Indebtedness of the Issuer, the Company and its Restricted Subsidiaries, and (2) as an obligor, including as a co-borrower, under a Credit Facility, then the Notes Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released and discharged.
     SECTION 3.11. Effectiveness of Covenants. Following the first Business Day on which:
     (a) the Notes have an Investment Grade Rating;
     (b) no Default has occurred and is continuing under this Indenture; and
     (c) the Company has delivered an Officer’s Certificate to the Trustee, the Issuer, the Company and its Restricted Subsidiaries shall not be subject to the provisions of this Indenture described in Sections 3.3, 3.4, 3.6, 3.7, 3.8, 4.1(a)(iii) and 4.1(b)(iii) (collectively, the “Suspended Covenants”). In the event that the Issuer, the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of S&P and Moody’s withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Issuer, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of Section 3.4 with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Issuer, the Company and its Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). At the time of any such withdrawal, downgrade, Default or Event of Default described in the immediately preceding sentence, all Indebtedness Incurred during the time that the Issuer, the Company and its Restricted Subsidiaries were not subject to the Suspended Covenants will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of Section 3.3(b).
     SECTION 3.12. Additional Amounts. (a) All payments made by the Issuer under or with respect to the Notes (whether or not in the form of Definitive Notes) or by the Company or any Subsidiary Guarantor under or with respect to the Notes Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature imposed or levied, including penalties, interest and other liabilities related thereto (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuer, the Company or any Subsidiary Guarantor (including any Successor Issuer, Successor Company or a resulting, surviving or transferee Person to a Subsidiary Guarantor), is then incorporated, carrying on a business (directly or indirectly), resident for tax purposes or generally subject to tax on a net income basis or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made by the Issuer under or with respect to the Notes or by the Company or any Subsidiary Guarantor under or with respect to the Notes Guarantees, including payments of principal, redemption price, purchase price, interest or premium, the Issuer, the Company or such Subsidiary Guarantor (as the case may be) will pay such additional amounts (the “additional amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder and beneficial owner of the Notes (including additional amounts) after such withholding or deduction will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that additional amounts will not be payable to a holder or beneficial owner of a Note with respect to:
(1) any Taxes which would not have been imposed but for the existence of any present or former connection between such holder or the beneficial owner of such Note and the relevant Tax Jurisdiction (including being a citizen, resident or national of, incorporated in, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the relevant Tax Jurisdiction) in which such Taxes are imposed, other than the mere receipt of such payment or holding of such Note, enforcement of, or exercise of rights under, such Note, the Notes Guarantees or this Indenture or any other connection with respect to such Note;
(2) any Taxes that are imposed or withheld as a result of the failure of such holder or beneficial owner of such Note to comply with any written request, made to such holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, by the Issuer (i) to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or (ii) to make any valid or timely declaration or similar claim for exemption to which such Holder or beneficial owner is legally entitled or satisfy any certification requirement which such holder or beneficial owner is legally able to satisfy, which in the case of clause (i) or (ii), as applicable, is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;
(3) any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to additional amounts had the Note been presented on the last day of such 30 day period);
(4) any estate, inheritance, gift, sale, transfer, personal property or similar tax or assessment;
(5) any Taxes withheld, deducted or imposed on a payment to an individual and which are required to be made pursuant to European Union Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;
(6) any Note presented for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in any country that is a Member State; or
(7) any combination of items (1) through (6) above.
     (b) In addition to the foregoing, additional amounts will not be payable if the beneficial owner of a Note had been the Holder of such Note and such beneficial owner would not be entitled to the payment of additional amounts by reasons of items (1) through (7) above. Further, additional amounts will not be payable with respect to any Tax which is payable other than by withholding from payments under or with respect to the Notes or the Notes Guarantees.
     (c) In addition to the foregoing, the Issuer will also pay and indemnify the Holders and beneficial owners of the Notes for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any jurisdiction in respect of or in connection with the execution, delivery, issue, redemption, retirement, enforcement or registration of any of the Notes, this Indenture or the Notes Guarantees, or any other document or instrument referred to therein, or the receipt of any payments under or with respect to the Notes or the Notes Guarantees.
     (d) If the Issuer becomes aware that the Issuer, the Company or any Subsidiary Guarantor will be obligated to pay additional amounts with respect to any payment under or with respect to the Notes or the Notes Guarantees, the Issuer will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay additional amounts arises after the 30th day prior to that payment date, in which case the Issuer shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that additional amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay additional amounts to Holders on the relevant payment date. The Issuer will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of additional amounts.
     (e) The Issuer, the Company or the relevant Subsidiary Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer, the Company or the relevant Subsidiary Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer will furnish to the Trustee, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer, the Company or the relevant Subsidiary Guarantor or if, notwithstanding the Issuer’s, the Company’s or such Subsidiary Guarantor’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity. The Issuer shall attach to each certified copy or other evidence, as applicable, a certificate stating (x) that the amount of Tax evidenced by the certified copy was paid in connection with payments under or with respect to the Notes then outstanding upon which such Taxes were due and (y) the amount of such withholding tax paid per €1,000 of principal amount of the Notes.
     (f) Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or the Notes Guarantees, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.
     (g) The foregoing obligations relating to additional amounts shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any Tax Jurisdiction with respect to any Successor Issuer, Successor Company or a resulting, surviving or transferee Person to a Subsidiary Guarantor.
     SECTION 3.13. Maintenance of Office or Agency. The Issuer shall maintain in London, United Kingdom or in Luxembourg, as the case may be, an office or agency where the Notes may be presented or surrendered for payment and/or, where, if applicable and as the case may be, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The office of the Trustee, at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, shall be such offices or agency of the Issuer for payment, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

     The Issuer may also from time to time designate one or more other offices or agencies (in or outside of London, United Kingdom) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in London, United Kingdom for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.
     SECTION 3.14. Money for Note Payments to Be Held in Trust. If the Issuer shall at any time act as its own Paying Agent, it shall, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium or additional amounts, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee in writing of its action or failure to so act.
     Whenever the Issuer shall have one or more Paying Agents for the Notes, it shall, on or before each due date of the principal of (or premium and additional amounts, if any) or interest on any Notes, deposit with any Paying Agent a sum in same day funds that shall be available to the Trustee by 12:00 p.m. London time one Business Day prior to the due date sufficient to pay the principal (and premium and additional amounts, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium, additional amounts or interest, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee in writing of such action or any failure to so act.
     The Issuer shall cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent shall:
     (a) hold all sums held by it for the payment of the principal of (and premium or additional amounts, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;
     (b) give the Trustee prompt written notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium and additional amounts, if any) or interest; and
     (c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.
     The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

     Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of (or premium or additional amounts, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on Issuer Order, or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment to the Issuer, shall at the expense of the Issuer cause to be published once, in a leading daily newspaper (if practicable, The Wall Street Journal) printed in the English language and of general circulation in New York City, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication nor shall it be later than two years after such principal (or premium or additional amounts, if any) or interest shall have become due and payable, any unclaimed balance of such money then remaining shall be repaid to the Issuer.
     SECTION 3.15. Corporate Existence. Subject to Article IV, each of the Issuer and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) licenses and franchises of the Issuer, the Company and each Restricted Subsidiary; provided, however, that neither the Issuer nor the Company shall be required to preserve any such existence (except the Issuer or the Company), right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and shall not be, disadvantageous in any material respect to the Holders.
     SECTION 3.16. Payment of Taxes and Other Claims. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Issuer, the Company or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Issuer, the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of the Company) are being maintained in accordance with GAAP.
     SECTION 3.17. Maintenance of Properties. The Issuer and the Company shall cause all material properties owned by the Issuer, the Company or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in normal condition, repair and working order and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent the Issuer, the Company or any of its Restricted Subsidiaries from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary and not adverse in any material respect to the Holders.
     SECTION 3.18. Compliance with Laws. The Issuer and the Company shall comply, and the Company shall cause each of the Company’s Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, the Grand Duchy of Luxembourg, the respective jurisdictions of incorporation or organization of the Restricted Subsidiaries and of any governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Issuer, the Company and its Restricted Subsidiaries, taken as a whole.
     SECTION 3.19. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each Fiscal Year of the Issuer a certificate executed by an Officer of the Issuer stating that in the course of the performance by the signer of his or her duties as such officer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during such period. If he or she does, the certificate shall describe the Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto. An Officer’s Certificate shall also notify the Trustee should the then current Fiscal Year be changed to end on any date other than on the date as herein defined.
ARTICLE IV
Successor Company and Successor Subsidiary Guarantor
     SECTION 4.1. Merger and Consolidation. (a) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:
          (i) the resulting, surviving or transferee Person (the “Successor Issuer”) will be a corporation organized and existing under the laws of any country that is a Member State, the United States of America, any State of the United States or the District of Columbia and the Successor Issuer (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture;
          (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (iii) immediately after giving effect to such transaction, (a) the Successor Issuer would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.3(a) or (b) the Consolidated Coverage Ratio for the Successor Issuer would not be less than immediately prior to such transaction;
          (iv) the Company and each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) of this subsection shall apply) shall have by supplemental indenture confirmed that its Notes Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes shall continue to be in effect; and
          (v) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and such supplemental indenture (if any) comply with this Indenture.
          (b) The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
          (i) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company ((if not the Issuer, the Company or any Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes Guarantee and this Indenture;
          (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
          (iii) immediately after giving effect to such transaction, (a) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.3(a) or (b) the Consolidated Coverage Ratio for the Successor Company would not be less than immediately prior to such transaction;
          (iv) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Notes Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes; and
          (v) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and such supplemental indenture (if any) comply with this Indenture.
     For purposes of this Article IV, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or the Company, which properties and assets, if held by the Issuer or the Company, as the case may be, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or the Company, as the case may be, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or the Company, as the case may be.
     The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Issuer will not be released from the obligation to pay the principal of and interest on the Notes.
     The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company shall not be released from the obligations under its Notes Guarantees.
     Notwithstanding Section 4.1(a)(iii) and 4.1(b)(iii), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or the Company and (y) the Issuer or the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer or the Company, as the case may be, in another jurisdiction to realize tax or other benefits; provided that, in the case of a Restricted Subsidiary that merges into the Issuer or the Company, the Issuer shall not be required to comply with Section 4.1(a)(v) and 4.1(b)(v), respectively.
     In addition, the Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Issuer, the Company or another Subsidiary Guarantor) and shall not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to any Person (other than to the Issuer, the Company or another Subsidiary Guarantor) unless: (i) (a) the resulting, surviving or transferee Person shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of any country that is a Member State, the United States, any State of the United States, the District of Columbia or the jurisdiction in which such Subsidiary Guarantor was incorporated as of the Issue Date or the date it became a Subsidiary Guarantor and, in each case, such Person (if not such Subsidiary Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Notes Guarantees; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary of such Person as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or (ii) the transaction is made in compliance with Section 3.7.

ARTICLE V
Redemption of Notes
     SECTION 5.1. Optional Redemption. The Notes may be redeemed, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in paragraph 5 of the form of Notes set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the Redemption Date (as defined below).
     SECTION 5.2. Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.
     SECTION 5.3. Election to Redeem; Notice to Trustee and Agents. The election of the Issuer to redeem any Notes pursuant to Section 5.1 shall be evidenced by a Board Resolution. In case of any redemption at the election of the Issuer, the Issuer shall, upon not later than the earlier of the date that is 45 days prior to the redemption date (the “Redemption Date”) fixed by the Issuer or 15 days prior to the date on which notice is given to the Holders (except as provided in Section 5.5 or unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee and Agents of such Redemption Date and of the principal amount of Notes to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
     SECTION 5.4. Selection by Trustee of Notes to Be Redeemed. If less than all the Notes are to be redeemed at any time pursuant to an optional redemption, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, and the requirements of any Common Depositary holding the Global Notes or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through a Common Depositary or such Common Depositary prescribes no method of selection, then on a pro rata basis, by lot or by such other method as the Trustee, in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) and which may provide for the selection for redemption of portions of the principal of the Notes; provided, however, such redemption equals €100,000 or an integral multiple of €1,000 in excess thereof. No Notes of €100,000 or less will be redeemed in part and no redemption will result in a Holder holding a Note of less than €100,000. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.
     Notices of any redemption upon any Equity Offering may be given prior to the completion thereof, and any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Equity Offering.
     For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.
     SECTION 5.5. Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 11.2 not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed. At the Issuer’s request, the Trustee shall give notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall deliver to the Trustee, at least 35 days (or such shorter period of time as shall be satisfactory to the Trustee) prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice at the Issuer’s expense and setting forth the information to be stated in such notice as provided in the following items.
     All notices of redemption shall state:
     (i) the Redemption Date,
     (ii) the redemption price and the amount of accrued and unpaid interest and additional amounts, if any, to the Redemption Date payable as provided in Section 5.7, if any,
     (iii) if less than all outstanding Notes are to be redeemed, the method for selecting the Notes to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,
     (iv) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,
     (v) that on the Redemption Date the redemption price (and accrued interest, if any, to the Redemption Date payable as provided in Section 5.7) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

     (vi) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued and unpaid interest, if any,
     (vii) the name and address of the Paying Agent,
     (viii) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,
     (ix) the Common Code/ISIN numbers, that no representation is made as to the accuracy or correctness of the Common Code/ISIN numbers, if any, listed in such notice or printed on the Notes, and any redemption shall not be affected by any defect in such Common Code/ISIN numbers, and
     (x) the paragraph of the Notes pursuant to which the Notes are to be redeemed.
     SECTION 5.6. Deposit of Redemption Price. Prior to 12:00 p.m., London time, one Business Day prior to any Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer, the Company or a Wholly Owned Subsidiary is a Paying Agent, shall segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued and unpaid interest on, all the Notes which are to be redeemed on that date other than Notes or portions of Notes called for redemption that are beneficially owned by the Issuer or the Company and have been delivered by the Issuer or the Company to the Trustee for cancellation.
     SECTION 5.7. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes or portions of Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued and unpaid interest, if any, to the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the redemption price and accrued and unpaid interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
     If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium and additional amounts, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.
     SECTION 5.8. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 3.13 (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided, that each such new Note will be issued in denominations of €100,000 or an integral multiple of €1,000 in excess thereof.
ARTICLE VI
Defaults and Remedies
     SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:
     (1) default in any payment of interest or additional amounts, if any, on any Note when due, continued for 30 days;
     (2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;
     (3) failure by the Issuer, the Company or any Subsidiary Guarantor to comply for 60 days after receipt of written notice given by the Trustee or the Holders of 25% in principal amount of the outstanding Notes of default under any of the obligations, covenants, or agreements of the Issuer, the Company or such Subsidiary Guarantor, as applicable, contained in this Indenture or the Notes;
     (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer, the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer, the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default:
     (a) is caused by a failure to pay at the final Stated Maturity the stated principal amount of, or interest or premium, if any, on such Indebtedness (after giving effect to any applicable grace periods) (“payment default”) or
     (b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there bas been a payment default or the maturity of which has been so accelerated, aggregates $25,000,000 or more;
     (5) the Company, the Issuer or a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(A) commences a voluntary case or proceeding;

(B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding;
(C) consents to the appointment of a Custodian of it or for any substantial part of its property;
(D) makes a general assignment for the benefit of its creditors;
(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;
(F) takes any corporate action to authorize or effect any of the foregoing; or
(G) takes any comparable action under any foreign laws relating to insolvency;
     (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
          (A) is for relief in an involuntary case against the Issuer, the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law;
          (B) appoints a Custodian for all or substantially all of the property of the Issuer, the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law;
          (C) orders the winding up or liquidation of the Issuer, the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law; and
          (D) in each case, the order, decree or relief remains unstayed and in effect for 60 days;
     (7) failure by the Issuer, the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or
     (8) any Notes Guarantee of the Company, a Significant Subsidiary or group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or the Company or any Subsidiary Guarantor denies or disaffirms its obligations under this Indenture or its Notes Guarantee.
     The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     The Issuer shall deliver to the Trustee, promptly, but in no event later than 30 days after, an Officer of the Issuer becomes aware of any events which would constitute an Event of Default under clauses (3), (4), (5), (6), (7) or (8) of this Section 6.1 in the form of an Officer’s Certificate, which Officer’s Certificate shall provide their status and what action the Issuer is taking or proposing to take in respect thereof.
     SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default described in clauses (5) and (6) of Section 6.1) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest and additional amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and additional amounts shall be due and payable immediately.
     In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) of Section 6.1 shall be remedied or cured by the Issuer, the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, interest, or additional amounts on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
     If an Event of Default described in clauses (5) and (6) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and additional amounts on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
     SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
     SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) an existing Default or Event of Default and rescind any such acceleration with respect to the Notes and its consequences except (i) a Default or Event of Default in the payment of the principal, premium, interest or additional amounts on the Notes or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected, if (1) recission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium and additional amounts, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.
     SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
     SECTION 6.6. Limitation on Suits. Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium and additional amounts, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
     (3) such Holders have offered the Trustee security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
     A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
     SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium and additional amounts, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
     SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.
     SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings (including, in particular, any insolvency proceedings pursuant to any Bankruptcy Law) relative to the Issuer, the Company, the Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it, its agents and its counsel pursuant to Section 7.7 and any other amounts due the Trustee hereunder. In the event of the opening in France of any insolvency proceeding pursuant to any Bankruptcy Law (redressement judiciaire or liquidation judiciaire under Articles L.631-1 et seq. and L.640-1 et seq. of the French Commercial Code or sauvegarde under Articles L.620-1 et seq. of the French Commercial Code) relative to the Issuer, the Company, or any Subsidiary Guarantors or other obligor upon the Notes, if and so long as the Notes are represented by one or more Global Notes, the Common Depositary, as absolute owner of the Global Notes, shall reiterate this power of attorney by delivering an ad litem power of attorney substantially in the form of Exhibit D hereto (an “Ad Litem Power”) in favor of the Trustee. If Definitive Notes are issued, any Holder of a Definitive Note shall also, within fifteen (15) Business Days of the publication in the BODACC (Bulletin Officiel des Annonces Civiles et Commerciales) of the judgment opening the relevant insolvency proceeding, deliver an Ad Litem

Power substantially in the form of Exhibit D hereto in favor of the Trustee to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Definitive Note allowed in such proceedings. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
     First: to the Trustee for amounts due under Section 7.7;
     Second: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
     Third: to the Issuer.
     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
     SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.
ARTICLE VII
Trustee and Agents
     SECTION 7.1. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against loss, liability or expense.
          (b) Except during the continuance of an Event of Default:

     (1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or otherwise verify the contents thereof).
          (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section;
     (2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 or Section 6.6.
          (d) The Trustee and Agents shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
          (e) Money held in trust by the Trustee and Agents need not be segregated from other funds except to the extent required by law.
          (f) No provision of this Indenture shall require the Trustee or Agents to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
          (g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.
     SECTION 7.2. Rights of Trustee. (a) The Trustee and Agents may conclusively rely and shall be protected in acting or refraining from acting upon any paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.
          (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
          (e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
          (f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document; but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, the Company and its Subsidiaries at reasonable times and in a reasonable manner, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
          (g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i), during any period it is serving as Registrar and Paying Agent for the Notes, any Event of Default occurring pursuant to Section 6.1(1) and 6.1(2), or (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification or obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Responsible Officer without independent investigation with respect thereto.
          (h) Delivery of the reports, information and documents to the Trustee pursuant to Section 3.2 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
          (i) In no event shall the Trustee or any Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
          (k) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
     SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.
     SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer, the Company or the Subsidiary Guarantors in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.
     SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer has actual knowledge thereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium and additional amounts (if any), or interest on any Note (including payments pursuant to the required repurchase provisions of such Note, if any), the Trustee may withhold the notice if and so long as its board of directors, a committee of its board of directors or a committee of its Responsible Officers and/or a Responsible Officer in good faith determines that withholding the notice is in the interests of Holders.
     SECTION 7.6. Notice of Listing. The Issuer agrees to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof.
     SECTION 7.7. Compensation and Indemnity. The Issuer, the Company and the Subsidiary Guarantors, jointly and severally, shall pay to the Trustee and Agents from time to time such compensation for its services as the parties shall agree in writing from time to time. The Trustee’s and Agents’ compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer, the Company and the Subsidiary Guarantors, jointly and severally, shall reimburse the Trustee and Agents upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel retained by the Trustee or Agents in connection with the delivery of an Opinion of Counsel or otherwise, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer, the Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee or Agents, and each of its officers, directors, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee or Agents shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or Agents to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee or Agents may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer, the Company and the Subsidiary Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith, subject to the exceptions contained in Section 7.1(c) hereof.
     To secure the Issuer’s, the Company’s and the Subsidiary Guarantors’ payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The Trustee’s and Agents’ right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or indebtedness of the Issuer, the Company or the Subsidiary Guarantors.
     The Issuer’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee or Agents. When the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.1(5) or 6.1(6), the expenses are intended to constitute expenses of administration under any Bankruptcy Law.
     SECTION 7.8. Replacement of Trustee or Agents. The Trustee or an Agent may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee or an Agent by so notifying the Issuer and the Trustee or such Agent, as the case may be, in writing and may appoint a successor Trustee or Agent, as the case may be. The Issuer shall remove the Trustee if:
     (1) the Trustee or Agent is adjudged bankrupt or insolvent;
     (2) a receiver or other public officer takes charge of the Trustee, an Agent or their respective property; or
     (3) the Trustee or an Agent otherwise becomes incapable of acting.

     If the Trustee or an Agent resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee or Agent, as the case may be, or if a vacancy exists in the office of Trustee or Agent for any reason (the Trustee or Agent in such event being referred to herein as the retiring Trustee or Agent, respectively), the Issuer shall promptly appoint a successor Trustee or Agent, as the case may be.
     A successor Trustee or Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Agent, as the case may be, and to the Issuer. Thereupon the resignation or removal of the retiring Trustee or Agent shall become effective, and the successor Trustee or Agent shall have all the rights, powers and duties of the Trustee or Agent under this Indenture. The successor Trustee or Agent shall mail a notice of its succession to Holders. The retiring Trustee or Agent shall promptly transfer all property held by it as Trustee or Agent to the successor Trustee or Agent, provided that all sums owing to the Trustee or Agent hereunder have been paid and subject to the lien provided for in Section 7.7.
     If a successor Trustee or Agent does not take office within 60 days after the retiring Trustee or Agent resigns or is removed, the retiring Trustee or Agent, as the case may be, or the Holders of 10% in principal amount of the Notes may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee or Agent, as the case may be.
     Notwithstanding the replacement of the Trustee or Agent pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee or Agent.
     SECTION 7.9. Successor Trustee by Merger. If the Trustee or Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation, banking association or other entity, the resulting, surviving or transferee entity without any further act shall be the successor Trustee or Agent.
     In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
ARTICLE VIII
Discharge of Indenture; Defeasance
     SECTION 8.1. Satisfaction and Discharge. (a) Subject to Section 8.1(c), this Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder when (i)

either (x) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (y) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee pursuant to Article V hereof in the name, and at the expense, of the Issuer, and the Issuer, the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders cash in Euro, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional amounts, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer, the Company or any Subsidiary Guarantor is bound; (iii) the Issuer, the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture and not provided for by the deposit required by Section 8.1(a)(i)(y) hereof ; and (iv) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.
     In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
          (b) Subject to Sections 8.1(c) and 8.2, the Issuer at its option and at any time may terminate (i) all the obligations of the Issuer, the Company and any Subsidiary Guarantor under the Notes, the Notes Guarantees and this Indenture (“legal defeasance option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) the obligations of the Issuer, the Company and any Subsidiary Guarantor under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 4.1 (iii) and the Issuer and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Sections 6.1(3) , 6.1(4), 6.1(5), (but only with respect to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(6) (but only with respect to a Significant Subsidiary or group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(7) and 6.1(8) (“covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default, and the Notes Guarantees in effect at such time shall terminate. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.1(3) (but only as it relates to an Event of Default as a result of a default under Section 4.1(a)(iii) or Section 4.1(b)(iii)), Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, and 3.9), 6.1(4), 6.1(5) (but only with respect to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(6) (but only with respect to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(7) and 6.1(8) or because of the failure to comply with clauses (a)(iii) or (b)(iii) of Article IV.
     Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.
          (c) Notwithstanding the provisions of Sections 8.1(a) and (b), the Company’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 7.1, 7.2, 7.7, 7.8, 8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full. Thereafter, the Company’s and the Subsidiary Guarantors’ obligations in Sections 7.7, 8.4 and 8.5 shall survive.
     SECTION 8.2. Conditions to Defeasance. The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:
               (1) the Issuer shall irrevocably deposit in trust (the “defeasance trust”) with the Trustee for the benefit of the Holders money in Euro or Euro-denominated Government Obligations or a combination thereof the principal of and interest (without reinvestment) on which shall be sufficient, or a combination thereof sufficient, for the payment of principal, premium and additional amounts, if any, and interest on the Notes to redemption or maturity, as the case may be;
               (2) the Issuer shall deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Euro-denominated Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium and additional amounts, if any, and interest when due on all the Notes to redemption or maturity;
               (3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to this Indenture resulting from the incurrence of Indebtedness, all or a portion of which shall be used to defease the Notes concurrently with such incurrence);
               (4) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or any other material agreement or instrument to which the Issuer, the Company or any of its Subsidiaries is a party or by which the Issuer, the Company or any of its Subsidiaries is bound;

          (5) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the Notes and (B) assuming no intervening bankruptcy of the Issuer between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Issuer, after the 91st day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ right generally;
          (6) the deposit does not constitute a default under any other agreement binding on the Issuer;
          (7) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;
          (8) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee (a) an Opinion of Counsel in the United States stating that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred; and (b) an Opinion of Counsel in the Tax Jurisdiction(s) of the Issuer (including any Successor Issuer) to the effect that Holders and beneficial owners of the Notes will not recognize income, gain or loss for the income tax purposes of such Tax Jurisdiction(s) as a result of such deposit and defeasance and will be subject to income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
          (9) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee (a) an Opinion of Counsel in the United States to the effect that the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred and (b) an Opinion of Counsel in the Tax Jurisdiction(s) of the Issuer (including any Successor Issuer) to the effect that Holders and beneficial owners of the Notes will not recognize income, gain or loss for the income tax purposes of such Tax Jurisdiction(s) as a result of such deposit and defeasance and will be subject to income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and
          (10) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes and this Indenture as contemplated by this Article VIII have been complied with.
     SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust money or Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.
     SECTION 8.4. Repayment to the Issuer. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Issuer Order any money or Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any Government Obligations in order to comply with the provisions of this paragraph.
     Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.
     SECTION 8.5. Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.
     SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article VII; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.
ARTICLE IX
Amendments
     SECTION 9.1. Without Consent of Holders. The Issuer, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, a Notes Guarantee or the Notes without notice to or consent of any Holder to:
     (1) cure any ambiguity, omission, defect or inconsistency; provided that such modification or amendment does not adversely affect the interests of the Holders in any material respect; provided, further, that any amendment made solely to conform the provisions of this Indenture to the description of the Notes contained in the Offering Memorandum will not be deemed to adversely affect the interests of the Holders;

     (2) provide for the assumption by a successor corporation of the obligations of the Issuer, the Company or any Subsidiary Guarantor under this Indenture;
     (3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
     (4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor in accordance with the terms of this Indenture or upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of this Indenture;
     (5) secure the Notes;
     (6) evidence and provide for successor trustees;
     (7) add to the covenants of the Issuer or the Company for the benefit of the Holders or surrender any right or power conferred upon the Issuer or the Company;
     (8) make any change that does not adversely affect the rights of any Holder;
     (9) comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;
     (10) provide for a reduction in the minimum denominations of the Notes; or
     (11) provide for the issuance of Additional Notes.
     After an amendment or supplement under this Section becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.
     For the avoidance of doubt, the provisions of articles 86 to 94-8 of the Luxembourg act dated August 10, 1915 on commercial companies, as amended, will not apply to the Notes.
     SECTION 9.2. With Consent of Holders. The Issuer, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, a Notes Guarantee or the Notes without notice to any Holder but with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Any past default or non-compliance with any provision of this Indenture, a Notes Guarantee or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (1) reduce the principal amount of Notes outstanding whose Holders must consent to an amendment;
     (2) reduce the stated rate of or extend the stated time for payment of interest on any Note;
     (3) reduce the principal of or extend the Stated Maturity of any Note;
     (4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may or shall be redeemed or repurchased as described under Section 3.7, Section 3.9 or Article V or any similar provision, whether through an amendment or waiver of Section 3.7, Section 3.9 or Article V, related definitions or otherwise;
     (5) make any Note payable in a currency other than that stated in the Note;
     (6) impair the right of any Holder to receive payment of, premium and additional amounts, if any, principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;
     (8) except in compliance with the terms thereof, modify the Notes Guarantees in any manner adverse to the Holders, or release any Guarantor from any of its obligations under its Notes Guarantee or this Indenture; or
     (9) change any obligation to pay additional amounts as set forth in Section 3.12 hereof.
     It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under this Section becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
     SECTION 9.3. Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (9) of Section 9.2, in which case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder of the Note(s) that evidence(s) the same debt as the consenting Holder’s Note(s). An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.1 or 9.2 as applicable.
     The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.
     SECTION 9.4. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
     SECTION 9.5. Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.3).
ARTICLE X
Guarantees
     SECTION 10.1. Guarantees. The Guarantors hereby unconditionally guarantee, on a senior unsecured basis and as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium and additional amounts, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer, the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (all the foregoing being hereinafter collectively called the “Obligations”). The Obligations of each of the Guarantors under the Notes Guarantees shall rank equally in right of payment with other Indebtedness of each such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Notes Guarantee. Each Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Obligation.
     Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; or (f) any change in the ownership of the Issuer or the Company. Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.
     The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
     Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Obligations or such Guarantor is released from its Guarantee upon the merger, amalgamation or the sale of all the Capital Stock or all or substantially all of the assets of the Guarantor in compliance with Section 10.2 or otherwise in accordance with the terms of this Indenture. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

     In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).
     Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.
     Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.
     SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.
          (a) The obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Revolving Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Notes Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Notes Guarantee not constituting a fraudulent conveyance or fraudulent transfer, voidable preference, a transaction under value or unlawful financial assistance under applicable law or to otherwise cause the Guarantor to be insolvent or in breach of applicable capital preservation rules under relevant law or cause such Notes Guarantee to be void, unenforceable or ultra vires or cause the directors of such Guarantor to be in breach of applicable corporate or commercial law for providing such Notes Guarantee.
          (b) In the event a Guarantor is sold or disposed of (whether by merger, amalgamation, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction to a Person which is not the Issuer, the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Guarantor shall be released (without any further action on the part of any Person) from its obligations under this Indenture and its Notes Guarantee if: (1) the sale or other disposition is in compliance with this Indenture, including Section 3.7 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such sale or other disposition in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Section 3.10; and (2) all the obligations of such Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Issuer, the Company or any Restricted Subsidiary terminate upon consummation of such transaction.
          (c) The obligations and liabilities of any Subsidiary Guarantor incorporated in the Republic of France (a “French Guarantor”) under this Indenture will not include any obligation or liability which if incurred would constitute prohibited financial assistance within the meaning of Article L. 225-216 of the French Code de commerce and/or would cause the infringement of Article L. 241-3 or L. 242-6 of the French Code de commerce or any other law or regulations having the same effect, as interpreted by French courts.
          (d) The obligations and liabilities of any French Guarantor under this Indenture will be limited, at any time, to an amount equal to the aggregate of all amounts made available under the Notes and the Indenture to the Issuer to the extent directly or indirectly on-lent to such French Guarantor under intercompany loan arrangements (including, for the avoidance of doubt, any cash-pooling arrangements) and outstanding on the date its guarantee is called, and any payment made by such French Guarantor under its guarantee will reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor under the relevant intercompany loan arrangements referred to above.
          (e) No French Guarantor will be required to guarantee the obligations and liabilities of another guarantor that is a Subsidiary of Quiksilver, Inc.
          (f) Each Guarantor shall be deemed released from all its obligations under this Indenture and its Notes Guarantee, and such Notes Guarantee shall terminate upon the legal defeasance or covenant defeasance of the Notes pursuant to the provisions of Article VIII hereof.
          (g) A Guarantor shall be deemed released from all of its obligations under this Indenture and its Notes Guarantee, and such Notes Guarantee shall terminate if (1) such Guarantor is released from its Guarantees of, and all pledges and security interests granted in connection with, a Credit Facility and any other Indebtedness of the Issuer, the Company or any Restricted Subsidiary or (2) the Issuer and the Company designates such Guarantor as an Unrestricted Subsidiary and such designation complies with the applicable provisions of this Indenture.
     SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Notes Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
     SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.
     SECTION 10.5. Execution and Delivery of Notes Guarantee. To evidence its Notes Guarantee set forth in Section 10.1, each Guarantor hereby agrees that a notation of such Notes Guarantee substantially in the form included in Exhibit B shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by an Officer.
     Each Guarantor hereby agrees that its Notes Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Notes Guarantee.
     If an Officer whose signature is on this Indenture or on the Notes Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Notes Guarantee is endorsed, the Notes Guarantee shall be valid nevertheless.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Notes Guarantee set forth in this Indenture on behalf of the Guarantors.
ARTICLE XI
Miscellaneous
     SECTION 11.1. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:
if to the Issuer:
Boardriders S.A.
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California 92649
Attention: Chief Financial Officer
Facsimile No.: (714) 889-2322
if to the Trustee:
Deutsche Trustee Company Limited
Winchester House

1 Great Winchester Street
London EC2N 2DB
United Kingdom
Attention: Managing Director
if to the Paying Agent and Common Depositary:
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom
Attention: Trust and Securities Services
if to the Registrar and Transfer Agent:
Deutsche Bank Luxembourg S.A.
2 boulevard Konrad Adenauer
L-115 Luxembourg
Grand Duchy of Luxembourg
Attention: Coupon Paying Department
     The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Note Register.
     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
     Notices regarding the Notes will be (a) so long as Notes are listed on the SGX-ST and the rules of the SGX-ST shall so require, disclosed to SGX-ST via SGXNET and published in a leading newspaper having general circulation in Singapore (which is expected to be The Business Times); and (b) sent to the Trustee. If and so long as such Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange. If and so long as any Notes are represented by one or more Global Notes and ownership of book-entry interests therein are shown on the records of Euroclear, Clearstream or any successor clearing agency appointed by the Common Depositary of Euroclear and Clearstream at the request of the Issuer, notices will be delivered to such clearing agency for communication to the owners of such book-entry interests. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.
     SECTION 11.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this

Indenture, except upon the initial issuance of Notes hereunder, the Issuer shall furnish to the Trustee:
     (1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
     SECTION 11.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
     (1) a statement that the individual making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
     In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
     SECTION 11.4. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any of its Affiliates (except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned) shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
     SECTION 11.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
     SECTION 11.6. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions in New York City, London or a place in which the Paying Agent has its specified office or in which Notes may be presented for payment are closed for business. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
     SECTION 11.7. Governing Law. This Indenture, the Guarantees and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York and for the avoidance of doubt, the applicability of articles 86 to 94-8 of the Luxembourg Act dated 10 August 1915 on commercial companies, as amended, will be expressly excluded.
     SECTION 11.8. Consent to Jurisdiction and Service. Each of the Issuer, the Company and the Subsidiary Guarantors consents and irrevocably submits to the jurisdiction of any New York state or U.S. federal court located in The Borough of Manhattan, City of New York, County of New York, State of New York in relation to any legal action or proceeding (i) arising out of, relating to or in connection with this Indenture, the Notes, the Notes Guarantees and any related documents and/or (ii) arising under any U.S. federal or U.S. state securities laws in respect of the Notes, the Notes Guarantees and any securities issued pursuant to the terms of this Indenture. Each of the Issuer, the Company and the Subsidiary Guarantors waives any objection to proceedings in any such courts, whether on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum. Each of the Issuer, the Company and the Subsidiary Guarantors will appoint Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036-6710, United States of America, as its agent for service of process in any such action or proceeding and agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding. Each of the Issuer, the Company and the Subsidiary Guarantors agrees to deliver, upon the execution and delivery of this Indenture, a written acceptance by such agent of its appointment as such agent. Each of the Issuer, the Company and the Subsidiary Guarantors further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be reasonably necessary to continue such designation and appointment of Corporation Service Company in full force and effect for so long as any Notes remain outstanding or this Indenture remains in force.
     SECTION 11.9. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Issuer, the Company or any of the Subsidiary Guarantors shall not have any liability for any obligations of the Issuer, the Company or the Subsidiary Guarantors under the Notes or the Guarantees, as the case may be, or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.
     SECTION 11.10. Successors. All agreements of the Issuer, the Company and the Subsidiary Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
     SECTION 11.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

     SECTION 11.12. Variable Provisions. The Issuer initially appoints Deutsche Bank AG, London Branch, as Paying Agent and Common Depositary, and Deutsche Bank Luxembourg S.A., as Registrar and Transfer Agent with respect to any Global Notes.
     SECTION 11.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

BOARDRIDERS S.A.
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Type A Director

QUIKSILVER, INC., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Chief Administrative Officer, Secretary and General Counsel

QUIKSILVER AMERICAS, INC., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Secretary

DC SHOES, INC., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Secretary

HAWK DESIGNS, INC., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Secretary

MERVIN MANUFACTURING, INC., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Secretary

QS WHOLESALE, INC., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Secretary

QS RETAIL, INC., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Secretary

MOUNTAIN & WAVE S.À R.L., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Type A Manager

QS HOLDINGS S.À R.L., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Type A Manager

BIARRITZ HOLDINGS S.À R.L., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Type A Manager

NA PALI S.A.S., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Attorney-in-Fact

QS FINANCE LUXEMBOURG S.A., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Type A Director

54TH STREET HOLDINGS S.À R.L., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Type A Manager

QUIKSILVER DELUXE S.À R.L., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Type A Manager

QUIKSILVER CANADA CORP., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	President and Secretary

QS RETAIL CANADA CORP., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	President

QUIKSILVER AUSTRALIA PTY LTD.,
as Guarantor

Signed for QUIKSILVER AUSTRALIA PTY LTD. by its attorney under power of attorney in the presence of:

/s/ Linnsey Workman	/s/ Charles S. Exon

Signature of witness	Signature of attorney

Linnsey Workman	Charles S. Exon

Name of witness (print)	Name of attorney (print)

DC SHOES AUSTRALIA PTY LTD.,
as Guarantor

Signed for DC SHOES AUSTRALIA PTY LTD. by its attorney under power of attorney in the presence of:

/s/ Linnsey Workman	/s/ Charles S. Exon

Signature of witness	Signature of attorney

Linnsey Workman	Charles S. Exon

Name of witness (print)	Name of attorney (print)

QS RETAIL PTY LTD.,
as Guarantor

Signed for QS RETAIL PTY LTD. by its attorney under power of attorney in the presence of:

/s/ Linnsey Workman	/s/ Charles S. Exon

Signature of witness	Signature of attorney

Linnsey Workman	Charles S. Exon

Name of witness (print)	Name of attorney (print)

QS RETAIL (NZ) LIMITED, as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Authorized Signatory

QUIKSILVER JAPAN Co., Ltd., as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Attorney-in-Fact

QSJ HOLDINGS PTY LTD.,
as Guarantor

Signed for QSJ HOLDINGS PTY LTD. by its attorney under power of attorney in the presence of:

/s/ Linnsey Workman	/s/ Charles S. Exon

Signature of witness	Signature of attorney

Linnsey Workman	Charles S. Exon

Name of witness (print)	Name of attorney (print)

QUIKSILVER INTERNATIONAL PTY LTD., as Guarantor

Signed for QUIKSILVER INTERNATIONAL PTY LTD. by its attorney under power of attorney in the presence of:

/s/ Linnsey Workman	/s/ Charles S. Exon

Signature of witness	Signature of attorney

Linnsey Workman	Charles S. Exon

Name of witness (print)	Name of attorney (print)

UG MANUFACTURING CO. PTY LTD.,
as Guarantor

Signed for UG MANUFACTURING CO. PTY LTD. by its attorney under power of attorney in the presence of:

/s/ Linnsey Workman	/s/ Charles S. Exon

Signature of witness	Signature of attorney

Linnsey Workman	Charles S. Exon

Name of witness (print)	Name of attorney (print)

UG MANUFACTURING CO. (NZ) PTY LIMITED, as Guarantor
By:	/s/ Charles S. Exon
	Name:	Charles S. Exon
	Title:	Authorized Signatory

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee
By:	/s/ Stuart Harding
	Name:	Stuart Harding
	Title:	Associate Director

By:	/s/ Robert J. Bebb
	Name:	Robert J. Bebb
	Title:	Associate Director

DEUTSCHE BANK LUXEMBOURG S.A., as Registrar and Transfer Agent
By:	/s/ Stuart Harding
	Name:	Stuart Harding
	Title:	Attorney

By:	/s/ Shane L. Duncan
	Name:	Shane L. Duncan
	Title:	Attorney

DEUTSCHE BANK AG, LONDON BRANCH, as Principal Paying Agent and Common Depositary
By:	/s/ Stuart Harding
	Name:	Stuart Harding
	Title:	Vice President

By:	/s/ Robert J. Bebb
	Name:	Robert J. Bebb
	Title:	Vice President

EXHIBIT A
[FORM OF FACE OF 8.875% SENIOR NOTE DUE 2017]
[Restricted Note Legend, if applicable]
[Depositary Legend, if applicable]

No. [ ]	Principal Amount €[ ],
as revised by the Schedule of Increases
and Decreases in the Global Note attached hereto

		Rule 144A	Regulation S
	Common Code:	056538496	056538470
	ISIN No.	XS0565384962	XS0565384707
8.875% Senior Note due 2017
     Boardriders S.A., a Luxembourg public limited liability company (société anonyme), promises to pay to the Common Depositary, or registered assigns, the principal sum of €[                    ], as revised by the Schedule of Increases and Decreases in the Global Note attached hereto, on December 15, 2017.
     Interest Payment Dates: June 15 and December 15, commencing on June 15, 2011.
     Record Dates: June 1 and December 1.
     Additional provisions of this Note are set forth on the other side of this Note.

BOARDRIDERS S.A.
By:
Name:
Title:

AUTHENTICATION AGENT’S CERTIFICATE OF AUTHENTICATION

Dated:

DEUTSCHE BANK LUXEMBOURG S.A.

as Authentication Agent, certifies that this is one of the Notes referred to in the Indenture.

By	Authorized Signatory

[FORM OF REVERSE SIDE OF 8.875% SENIOR NOTE]

8.875% Senior Note, due 2017
1	Interest
     Boardriders S.A., a Luxembourg public limited liability company (société anonyme) (such public limited liability company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
     The Issuer shall pay interest semiannually on June 15 and December 15 of each year, beginning on June 15, 2011. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from December 10, 2010. The Issuer shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
2	Method of Payment
     By no later than 12:00 p.m. (London time) one Business Day prior to the date on which any principal of (premium or additional amounts, if any) or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium or additional amounts, if any, and/or interest. The Issuer shall pay interest (except Defaulted Interest) to the Persons who are registered Holders at the close of business on the June 1 and December 1 next preceding the interest payment date even if Notes are cancelled or repurchased after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium and additional amounts, if any, and interest in money of the European Monetary Union that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Common Depositary. The Issuer shall make all payments in respect of a Definitive Note (including principal, premium and additional amounts, if any, and interest) by mailing a check to the registered address of each Holder thereof as such address shall appear on the Note Register; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least €1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a Euro-denominated account maintained by the payee with a bank in the United States or a Member State if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).
3	Paying Agent and Registrar
     Initially, Deutsche Bank AG, London Branch, the Common Depositary under the Indenture (“the Common Depositary”), shall act as Principal Paying Agent, and Deutsche Bank

Luxembourg S.A. shall act as Registrar and Transfer Agent. The Issuer may appoint and change any Paying Agent or Registrar without notice to any Holder. The Issuer or any Wholly Owned Subsidiary may act as Paying Agent or Registrar.
4	Indenture
     The Issuer issued the Notes under an Indenture dated as of December 10, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, Quiksilver, Inc., the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.
     The Notes are general unsecured senior obligations of the Issuer. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is unlimited. The Notes will be limited to an aggregate principal amount of €200,000,000 (herein called “Initial Notes”), subject to the Issuer’s ability to issue additional 8.875% Senior Notes due 2017 of the Issuer that may be issued from time to time under the Indenture subsequent to December 10, 2010 (herein called “Additional Notes”). The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes, among other things, certain limitations on the Incurrence of Indebtedness by the Issuer, the Company and its Restricted Subsidiaries, the payment of dividends and other distributions on the purchase or redemption of Capital Stock of the Issuer, the Company and its Subsidiaries, certain purchases or redemptions of Subordinated Obligations, the sale or transfer of assets and Capital Stock of Subsidiaries, the incurrence of certain Liens, transactions with Affiliates, mergers and consolidations, investments of the Issuer, the Company and its Subsidiaries, and the sale of Capital Stock of Restricted Subsidiaries, provided, however, certain of such limitations shall be suspended if the Notes attain an Investment Grade Rating. In addition, the Indenture limits the ability of the Issuer, the Company and its Subsidiaries to enter into agreements that restrict distributions and dividends from Subsidiaries and requires the Company to make available SEC information to the Holders as well as requiring certain Restricted Subsidiaries to guarantee the obligations under the Notes and the Indenture.
5	Redemption
     Except as described below, the Notes are not redeemable until December 15, 2014. On and after December 15, 2014, the Issuer may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

YEAR	PERCENTAGE
2014	104.438%
2015	102.219%

YEAR	PERCENTAGE
2016 and thereafter	100.000%
     Prior to December 15, 2013, the Issuer may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:
(1)	at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.
     Prior to December 15, 2014, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
     The Issuer may redeem the Notes, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all additional amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date and additional amounts, if any, in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer has or would be required to pay additional amounts which are more than a de minimis amount, and the Issuer determines in good faith that such obligation to pay additional amounts cannot be avoided by the use of reasonable measures (for the avoidance of doubt, other than effectuating a change in Tax Jurisdiction) available to it, as a result of:
(1)	any change in, or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally proposed before and which becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became a relevant Tax Jurisdiction under the Indenture); or

(2)	any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before and becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became a relevant Tax Jurisdiction under the Indenture).
     The Issuer will give any such notice of redemption no earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment under or with respect to the Notes were then due.
     Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an Opinion of Counsel to the effect that there has been such change or amendment which would entitle the Issuer to redeem the Notes hereunder and the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it.
     For the avoidance of doubt, the implementation of European Union Council Directive 2003/48/EC or any other directive implementing the conclusions of the European Council of Economics and Finance Ministers Council (or ECOFIN) meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such directive will not be a change or amendment for such purposes.
     If the optional Redemption Date is on or after a record date and on or before the related interest payment date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.
     In the case of any partial redemption, selection of the Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed and the requirements of any Common Depositary holding the Global Notes or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through a Common Depositary or such Common Depositary prescribes no method of selection, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, provided that with respect to any Note, such redemption equals €100,000 or an integral multiple of €1,000 in excess thereof. No Notes of €100,000 or less will be redeemed in part and no redemption will result in a Holder holding a Note of less than €100,000. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.
     Notices of any redemption upon any Equity Offering may be given prior to the completion thereof, and any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Equity Offering.

     Neither the Issuer nor the Company is required to make mandatory redemption payments or sinking fund payments with respect to the Notes. Either the Issuer or the company may at any time and from time to time purchase Notes through open market purchases, negotiated purchases, tender offers or otherwise.
6	Put Provisions
     Upon the occurrence of a Change of Control, any Holder shall have the right to require the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture. The Issuer shall be required to make an Asset Disposition Offer in certain circumstances described in the Indenture.
7	Denominations; Transfer; Exchange
     The Notes are in registered form without coupons in denominations of principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning (1) 15 Business Days before the mailing of a notice of an offer to repurchase Notes and ending at the close of business on the day of such mailing, or (2) 15 days before an interest payment date and ending on such interest payment date.
8	Persons Deemed Owners
     The registered Holder of this Note may be treated as the owner of it for all purposes.
9	Unclaimed Money
     If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.
10	Defeasance
     Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Obligations for the payment of principal and interest on the Notes to maturity.
11	Amendment, Waiver

     Subject to certain exceptions set forth in the Indenture, (i) the Indenture, a Notes Guarantee, and the Notes may be amended with the written consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and (ii) subject to certain exceptions, any past default (other than with respect to nonpayment) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to comply with Article IV or Article X in respect of the assumption by the Successor Issuer or a Successor Company of an obligation of the Issuer or the Company, respectively or any Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary or otherwise in accordance with the Indenture, to secure the Notes, to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder; to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, or to provide for successor trustees.
12	Defaults and Remedies
     Under the Indenture, Events of Default include (each of which are more specifically described in the Indenture) (i) default for 30 days in payment of interest or additional amounts when due on the Notes; (ii) default in payment of principal or premium, if any, on the Notes at Stated Maturity, upon required repurchase or upon optional redemption pursuant to paragraph 5 hereof, upon acceleration or otherwise; (iii) the failure by the Issuer, the Company or any Subsidiary Guarantor to comply for 60 days after receipt of written notice given by the Trustee or the holders of 25% in principal amount of the outstanding Notes of default under any of the obligations, covenants, or agreements of the Issuer, the Company or such Subsidiary Guarantor, as applicable, contained in the Indenture or the Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer, the Company or any of its Restricted Subsidiaries or is recourse to the Issuer, the Company or its Restricted Subsidiaries, by contract or operation of law), other than Indebtedness owed to the Issuer, the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay at the final Stated Maturity the stated principal amount or to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”) or (b) results in the acceleration of such Indebtedness prior to its final maturity (the “cross acceleration provision”) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization of the Issuer, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (the “bankruptcy provisions”); (vi) failure by the Issuer, the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or (vii) any Notes Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Notes Guarantee. However, a default under clause (iii) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (iii) hereof after receipt of such notice. If an Event of Default (other than an Event of Default described in (v) hereof) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately. If an Event of Default described in (v) hereof occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.
13	Trustee Dealings with the Issuer
     Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.
14	No Recourse Against Others
     Except as noted in the paragraph below, no director, officer, employee or stockholder of the Issuer, the Company or any of the Subsidiary Guarantors shall have any liability for any obligations of the Issuer, the Company or any of the Subsidiary Guarantors under the Notes or the Indenture or the Notes Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

     Quiksilver Canada Corp. and QS Retail Canada Corp. are unlimited liability companies governed by the Companies Act (Nova Scotia). In the event of a liquidation of these companies, under Nova Scotia laws their respective members (i.e., shareholders) both present and past, would be statutorily liable to contribute to the assets of these companies to an amount sufficient for the payment of their respective debts and liabilities including the costs, charges and expenses of liquidation, and for the adjustments of the rights of contributories among themselves, subject to certain qualifications set out in the Companies Act (Nova Scotia).
15	Authentication
     This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.
16	Abbreviations
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).
17	Common Codes and ISIN Numbers
     The Issuer in issuing the Notes may use Common Codes and ISIN Numbers and the Trustee may use Common Codes and ISIN Numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
18	Defined Terms
     As used in this Note, terms defined in the Indenture are used herein as therein defined.
19	Governing Law
     This Note shall be governed by, and construed in accordance with, the laws of the State of New York and for the avoidance of doubt, the applicability of articles 86 to 94-8 of the Luxembourg Act dated 10 August 1915 on commercial companies, as amended, will be expressly excluded.
     The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Note in larger type. Requests may be made to:

Boardriders S.A.
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Attention: Chief Financial Officer
Facsimile No.: (714) 889-2322

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
     (Print or type assignee’s name, address and zip code)
     (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
Signature Guarantee:____________________
                                   (Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
     In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is two years after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:
     CHECK ONE BOX BELOW:
1	☐ acquired for the undersigned’s own account, without transfer; or

2	☐ transferred to the Issuer; or

3	☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

4	☐ transferred pursuant to an effective registration statement under the Securities Act; or

5	☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

6	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Trustee or the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed) Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.
     The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

			Principal Amount of	Signature of
	Amount of decrease	Amount of Increase	this Global Note	authorized signatory
	in Principal Amount	in Principal Amount	following such	of Trustee or Notes
Date of Exchange	of this Global Note	of this Global Note	decrease or increase	Custodian

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, check the box:
☐
     If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be denominations of €100,000 or an integral multiple of €1,000 in excess thereof): €

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
                                   (Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT B
FORM OF NOTATION OF GUARANTEE
     For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of December 10, 2010 (the “Indenture”) among Boardriders S.A., Quiksilver, Inc., the Subsidiary Guarantors listed on the signature pages thereto and Deutsche Trustee Company Limited, as trustee (the “Trustee”), (a) the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer to the Holders or the Trustee under the Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding). The obligations of the Guarantors to the Holders and to the Trustee pursuant to the Notes Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Notes Guarantee, which terms are incorporated herein by reference.

[Guarantor]
By:
Name:
Title:

B-1

EXHIBIT C
FORM OF INDENTURE SUPPLEMENT TO
ADD SUBSIDIARY GUARANTORS TO GUARANTEE NOTES
     This Supplemental Indenture and Notes Guarantee, dated as of [_______ __], 20__ (this “Supplemental Indenture” or “Guarantee”), among [name of future Subsidiary Guarantor] (the “New Subsidiary Guarantor”), Boardriders S.A. (together with its successors and assigns, the “Issuer”), Quiksilver, Inc. (together with its successors and assigns, the “Company”), each other then existing Subsidiary Guarantor under the Indenture referred to below (the “Subsidiary Guarantors”), and Deutsche Trustee Company Limited, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
     WHEREAS, the Issuer, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 10, 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 8.875% Senior Notes due 2017 of the Issuer (the “Notes”);
     WHEREAS, Section 3.10 of the Indenture provides that the Company is required to cause each Subsidiary created or acquired by the Company or one or more of its Restricted Subsidiaries that either (1) guarantees the payment of any Indebtedness of the Issuer, the Company or any other Restricted Subsidiary or (2) otherwise becomes an obligor, including as a co-borrower, under a Credit Facility incurred pursuant to Section 3.3(b)(1) under the Indenture, to execute and deliver to the Trustee a Notes Guarantee pursuant to which such Subsidiary Guarantor shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all sums due and owing to the Trustee on a senior basis; and
     WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company, the Issuer and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Issuer, the Company, the Trustee and the New Subsidiary Guarantor mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
Definitions
     SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,”

“hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
Agreement to be Bound; Guarantee
     SECTION 2.1 Agreement to be Bound. The New Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.
     SECTION 2.2 Guarantee. The New Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, jointly and severally with each other Subsidiary Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations pursuant to Article X of the Indenture.
ARTICLE III
Miscellaneous
     SECTION 3.1 Notices. All notices and other communications to the New Subsidiary Guarantor shall be given as provided in the Indenture to the New Subsidiary Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.
[Name of future New Subsidiary Guarantor]
[                   ]
[                   ]
[Attention:             ]
[Facsimile No.: (     ) —       ]
     SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
     SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York and for the avoidance of doubt, the applicability of articles 86 to 94-8 of the Luxembourg Act dated 10 August 1915 on commercial companies, as amended, will be expressly excluded.
     SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
     SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
     SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
     SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW SUBSIDIARY GUARANTOR], as a Subsidiary Guarantor
By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee
By:
Name:
Title:

DEUTSCHE BANK LUXEMBOURG S.A., as Registrar and Transfer Agent
By:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH, as Principal Paying Agent and Common Depositary
By:
Name:
Title:

BOARDRIDERS S.A.
By:
Name:
Title:

QUIKSILVER, INC.
By:
Name:
Title:

[OTHER SUBSIDIARY GUARANTORS]
By:
Name:
Title:

EXHIBIT D

Merci de compléter les champs entre crochets avec les informations manquantes	Please fill spaces into brackets with appropriate information

MANDAT AD LITEM	AD LITEM POWER OF ATTORNEY

Le présent Mandat Ad Litem est consenti par: ____, société de droit ____ dont le siège social est situé _, immatriculé sous le numéro __ (l’ «Obligataire ») détenteur de ___ [INDIQUER LE NOMBRE ET LE MONTANT EN PRINCIPAL DES NOTES DETENUES] 8,875% Notes Senior à échéance 2017 (les « Notes » ou les « Obligations »), émises le 10 Décembre 2010 par Boardriders S.A., société de droit luxembourgeois (l’ « Emetteur »), dont les termes et conditions sont notamment régis par un contrat d’émission de droit new-yorkais conclu, notamment, avec l’Emetteur, les Garants (Guarantors, tel que ce terme est défini dans le Contrat d’Emission) et le Trustee (tel que ce terme est défini ci-après), en date du ___ (le « Contrat d’Emission »). Cette délégation de pouvoir est effectuée dans le cadre de l’ouverture, par jugement du tribunal de commerce de __ en date du __, d’une procédure de ____ [INDIQUER LE TYPE DE PROCEDURE COLLECTIVE OUVERTE EN FRANCE] relative à __ [INDIQUER LE NOM DE L’ENTITE SOUMISE A LA PROCEDURE COLLECTIVE OUVERTE EN FRANCE] (la « Procédure Collective Française »).
This Ad Litem Power of Attorney is granted by: _____, a company governed by the laws of _____ whose registered office is located at ____ and registered with _________ under trade number ___ (the « Noteholder ») registered holder of ___ [INSERT THE NUMBER AND PRINCIPAL AMOUNT OF THE NOTES HELD] 8,875% Senior Notes due 2017 (the “Notes”), issued on December 10, 2010 by Boardriders S.A., a Luxembourg company (the “Issuer”), whose terms and conditions are in particular governed by an indenture governed by New-York law, entered into by, among others, the Issuer, the Guarantors (as such term is defined in the Indenture) and the Trustee (as such term is defined below), dated ___ (the “Indenture”). This Ad Litem Power of Attorney is made in connection with the opening, by judgment of the ____ Commercial Court dated ____, of the _____ [INSERT TYPE OF PROCEEDING OPENED IN FRANCE] related to ___________ [INSERT NAME OF ENTITY SUBJECT TO FRENCH PROCEEDING] (the “French Bankruptcy Proceeding”).

Conformément à l’article 6.9 du Contrat d’Emission, le Trustee est autorisé, notamment, à procéder à toutes déclarations de créances et à enregistrer tout document qui s’avérerait nécessaire ou utile afin que les créances du Trustee (en ce compris toute créance due au titre des rémunérations raisonables et des remboursements des frais et débours du Trustee et de ses agents et conseils) et des Obligataires soient admises dans le cadre de toute procédure judiciaire (en ce compris, en particulier, toute procédure collective en France) relative à l’Emetteur (ou à n’importe quel Garant ou autre débiteur en vertu des Notes) et à collecter, recevoir et distribuer toute somme d’argent ou autre actif exigible pour le remboursement de chacune de ces créances (le « Mandat Spécial »).
Pursuant to section 6.9 of the Indenture, the Trustee is authorized to, among other actions, file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings (including, in particular, any insolvency proceedings in France) relative to the Issuer (or any Guarantor or other obligor upon the Notes) and to collect, receive and distribute any money or other property payable or deliverable on any such claims (the “Special P.O.A.”).

Par les présentes, et à toutes fins utiles, l’Obligataire réïtère les termes du Mandat Spécial et donne mandat ad litem à:	The Noteholder, to the extent necessary, hereby reiterates the Special P.O.A. and gives power to:

Deutsche Trustee Company Limited, société de	Deutsche Trustee Company Limited, a british

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droit anglais dont le siège social est situé à Winchester House, 1 Great Winchester Street, Londres EC2N 2DB, immatriculé sous le numéro __, en sa capacité de Trustee en vertu du Contrat d’Emission (le « Trustee »), afin d’agir en son nom et pour son compte pour tous les besoins liés à la Procédure Collective Française et l’autorise expressément à déclarer toute créance ou à enregister tout document utile afin que toute créance qu’il détient au titre des Notes et du Contrat d’Emission soit admise dans le cadre de la Procédure Collective Française, le tout avec faculté de subdélégation à l’avocat de son choix.
company, whose registered office is located at Winchester House, 1 Great Winchester Street, London EC2N 2DB and registered with ____ under trade number ____, in its capacity as Trustee under the Indenture (the “Trustee”), to act on its behalf in relation to the French Bankruptcy Proceeding and expressly authorizes the Trustee to, among other actions, file any proofs of claims or documents as may be necessary in order to have its claims under the Notes and the Indenture allowed in the French Bankruptcy Proceeding, with the right to delegate such power to any lawyer of its choice.

Ce Mandat Ad Litem sera valide pour toutes les instances futures liées à la Procédure Collective Française et s’étendra aux procédures auxiliaires et consécutives de tout genre, en ce compris toutes voies de recours.
This Ad Litem Power of Attorney shall be valid for any future legal proceeding in relation to the French Bankruptcy Proceeding and shall extend to any ancillary proceeding in connection therewith, including any appeals.

Par les présentes, l’Obligataire ratifie et autorise tout acte qui sera effectué légalement par le Trustee conformément à ce Mandat Ad Litem.	The Noteholder hereby ratifies and approves any act which will lawfully be done by the Trustee in furtherance of this Ad Litem Power of Attorney.

Fait à _______________, le _______________	Executed in _______________, on _______________

(Signature) *	(Signature) *

* Faire précéder la signature de la mention manuscrite :	* Please provide your signature with the handwritten mention
« Bon pour pouvoir d’agir et faire agir en justice »	« Bon pour pouvoir d’agir et faire agir en justice »

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